Exhibit 10.31

OFFICE LEASE

(SUITE 500)

650 TOWNSEND STREET

San Francisco, California

LANDLORD:

BIG DOG HOLDINGS LLC

TENANT:

IRHYTHM TECHNOLOGIES, INC.

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OFFICE LEASE

(Suite 500)

650 TOWNSEND STREET

San Francisco, California

BASIC LEASE INFORMATION

Lease Date:	August 9, 2016

Landlord:	Big Dog Holdings LLC, a Delaware limited liability company

Tenant:	iRhythm Technologies, Inc., a Delaware corporation

Premises:	The following portions of the Building consisting of the portion of the fifth (5th) floor of the Building commonly known as Suite 500 consisting of 60,864 RSF (the “Premises”), such portion being shown on the floor plan attached to this Lease as Exhibit A.

Term:	Commencing on the Commencement Date and expiring on the Expiration Date.

Commencement Date:	The Commencement Date shall be upon the delivery of the Premises, estimated to be September 1, 2016.

Expiration Date:	The Term shall expire February 28, 2020, subject to Landlord’s Early Termination Right (defined below).

Landlord Termination Right:	See Section 3.3 below.

Base Rent/RSF:	The industrial gross Base Annual Rent will be sixty-two dollars ($62.00) per rentable square foot, with three percent (3%) annual increases commencing on the first anniversary of the Commencement Date.

Prepaid Base Rent Amount:	$0

Base Year:	2016

Base Tax Year:	2016

Project Square Footage:	660,223 RSF

Tenant’s Percentage Share:	9.22%

Permitted Use:	General office and administrative use

Security Deposit:	Tenant shall provide a Security Deposit in the form of cash or irrevocable Letter of Credit in an amount equal to million one hundred forty four thousand six hundred forty dollars ($3,144,640.00) (the “Deposit Amount”).

Parking Spaces:	The twenty-five (25) parking spaces on the fifth (5th) floor of the Parking Facility.

Tenant’s Address:	650 Townsend San Francisco, CA 94103 Attn: Chief Financial Officer

And to:

2 Marriott Drive Lincolnshire, IL 60069 Attn.: Legal Department

Landlord’s Address for Notices:	Big Dog Holdings LLC c/o Cushman & Wakefield 650 Townsend Street, Suite 220 San Francisco, CA 94103

With a copy to:

Big Dog Holdings LLC c/o Zynga Inc. 699 Eighth Street San Francisco, CA 94103 Attn: VP, Finance

Landlord’s Address for Payments:	Big Dog Holdings LLC c/o Cushman & Wakefield 650 Townsend Street, Suite 220 San Francisco, CA 94103

Landlord’s Broker:	Colliers International

Tenant’s Broker:	Newmark Cornish & Carey

Exhibits:

Exhibit A: Floor Plan of Premises

Exhibit B: Rules and Regulations

Exhibit C: Confirmation of Lease Dates

Exhibit D: Form Letter of Credit

OFFICE LEASE

THIS LEASE (“Lease”) is made and entered into by and between Landlord and Tenant as of the Lease Date.

Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth elsewhere in this Lease.

Alterations: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant.

Anti-Terrorism Law: Any Applicable Laws relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.

Applicable Laws: All applicable laws, statutes, ordinances, orders, judgments, decrees, regulations, permit conditions, and requirements of all courts and all federal, state, county, municipal or other governmental or quasi-governmental authorities, departments, commissions, agencies and boards now or hereafter in effect, including, but not limited to, the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder.

Bankruptcy Code: Bankruptcy Code shall mean the United States Bankruptcy Code and any state or foreign law relating to bankruptcy, insolvency, reorganization or relief of debtors.

Base Operating Expenses: The Operating Expenses allocable to the Base Year.

Base Rent Adjustment Date: The date that is twelve (12) months after Landlord delivers the Premises to Tenant.

Base Tax Expenses: The Tax Expenses allocable to the Base Tax Year, including any reduction in Tax Expenses obtained by Landlord after the Lease Date as a result of a commonly called Proposition 8 application.

Building: The six- story office building located at the Project, commonly known as Townsend Center, with an address of 650 Townsend Street and 699 Eighth Street, including related Common Areas and the Parking Facility.

Building Holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and any other holidays generally recognized in the State of California.

Building Standard Hours: 8:00 a.m. to 6:00 p.m. on weekdays (except Building Holidays).

Building Systems: The life-safety, electrical, mechanical, HVAC, plumbing, fire-protection, telecommunications, or other utility systems serving the Premises, the Building, or the Project, as applicable.

Business Day: All calendar days except Saturdays, Sundays, and Building Holidays.

Casualty: Fire, earthquake, flood, explosion, the elements, riot or any other event of a sudden, unexpected, or unusual nature.

Claims: Any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

Common Areas: Those areas of the Project which are for the nonexclusive use of occupants of the Project, and their agents, employees, customers, invitees and licensees, and other members of the public. Common Areas do not include the exterior windows and walls and the roof of the Project, or any space in the Project (including in the Premises) used for common shafts, stacks, pipes, conduits, ducts, electrical or other utilities, telecommunication systems, or other installations for Building Systems.

Comparable Buildings: Other Class “A” office buildings in the South of Market area of San Francisco, California, that are comparable in terms of age, size, location, quality of construction and quality of common area improvements to the Building.

Control: The ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of, or possession of more than fifty percent (50%) of the voting interest in an entity.

Deposit Percentage: Initially one hundred percent (100%) as may be reduced in accordance with Section 26.6 below.

Encumbrance: Any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Project, or any part thereof or interest therein.

Encumbrancer: The holder of the beneficial interest under an Encumbrance.

Environmental Laws: All Applicable Laws in any way relating to or regulating the environment, human health or safety, industrial hygiene, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

Escalation Rent: Tenant’s Percentage Share of (i) the Operating Expenses allocable to a calendar year minus the Base Operating Expense, and (ii) the Tax Expenses allocable to a tax year minus the Base Tax Expenses.

Executive Order No. 13224: Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

Financial Rating Ratio: The financial rating ratio of Tenant, calculated by the following formula, as such terms are defined by GAAP: (current assets — prepaid amounts — other current assets)/ (current liabilities + long term debt – deferred revenues)

GAAP: U.S. generally accepted accounting principles consistently applied.

Green Rating Systems: The U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system and other third party rating systems.

Hazardous Materials: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws. “Hazardous Materials” shall not include commercially reasonable amounts of standard office, kitchen, janitorial or other cleaning materials used in the ordinary course of Tenant’s business at the Project which are used and stored in accordance with all applicable Environmental Laws.

HVAC: Heating, ventilation and/or air conditioning.

Impositions: Taxes, assessments, charges, excises and levies, business taxes, license, permit, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any federal, state or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; or (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises. Impositions do not include Tax Expenses, franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

Interest Rate: Ten percent (10%) per annum provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maximum rate of interest permitted by Applicable Law.

Land: The parcel of land shown as Lot 9, Assessor’s Block 3783, on that certain map entitled “Parcel Map of a Portion of 100 VARA Block No. 412, Also Being a Portion of Assessor’s Block 3783,” which map was filed November 29, 1988, at Page 36, in Book 38, of Parcel Maps, of the Official Records of the City and County of San Francisco, California.

Landlord Affiliate: An entity which Controls, is Controlled by, or is under common Control with Landlord.

Landlord Entity: Any of the following: (i) Landlord, (ii) a Landlord Affiliate, (iii) an entity in which Landlord or any Landlord Affiliate owns, directly or indirectly, ten percent (10%) or more of the outstanding voting securities or holds, directly or indirectly, possession of ten percent (10%) or more of the voting interests, or (iv) a non-profit organization affiliated with Landlord or any Landlord Affiliate. For purposes of this definition, the terms Landlord and Landlord Affiliate shall also include any successor to Landlord or any Landlord Affiliate by merger, consolidation or any entity to which at least ninety percent (90%) of the Landlord’s or Landlord Affiliate’s assets are transferred.

Major Alterations: Alterations that (i) may affect the structural portions of the Project, (ii) may adversely affect or interfere with the Project roof, exterior walls, elevators, HVAC, electrical, plumbing, telecommunications, security, life-safety or other Building Systems, (iii) may affect the use and enjoyment by other tenants or occupants of the Project of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment that are inconsistent with Landlord’s standard building materials and equipment for the Project, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Project (including handicap access and life safety requirements) in order to comply with Requirements, or (vii) materially increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

Minor Alterations: Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iv) the cost of which does not exceed Fifty Thousand Dollars ($50,000.00) in any one instance or One Hundred Thousand Dollars ($100,000.00) in the aggregate in any calendar year.

Net Cash Balance: Tenant’s net cash balance, calculated by the following formula, as such terms are defined by GAAP: (cash + cash equivalents + investments) – (current liabilities + long term debt – deferred revenues).

Net Cash Flow: Tenant’s net cash used for operating activities, per Tenant’s statement of cash flows, less cash used for purchases of property and equipment.

Net Worth: The excess of total assets over total liabilities, determined in accordance with GAAP, excluding, however, from the determination of total assets, goodwill and other intangibles.

Operating Expenses:

(a) All expenses, costs and disbursements (but not specific costs billed to or paid directly by specific tenants of the Project) of every kind and nature, computed on the accrual basis, relating to or incurred or paid by Landlord in connection with the ownership, management, operation, repair and maintenance of the Project, including but not limited to, without duplication, the following and which are actually paid or incurred by Landlord:

(1) wages, salaries and other costs of all on site and off site employees at or below the level of general manager or senior property manager engaged either full or part time in the operation, management, maintenance or access control of the Project, including taxes, insurance and benefits relating to such employees, allocated based upon the time such employees are engaged directly in providing such services; provided, that to the extent that the wages, salaries and costs of any such employee is also allocable to property other than the Project, such cost shall be equitably allocated to the Project and to each other parcel of property which benefits from such cost;

(2) the cost of all supplies, tools, equipment and materials used in the operation, management, maintenance and access control of the Project;

(3) subject to clause (b)(18) of the definition of Operating Expenses below, the cost of all utilities for the Project, including but not limited to the cost of electricity, gas, water and sewer services;

(4) the cost of all maintenance and service agreements for the Project and the equipment therein to the extent actually provided by Landlord, including but not limited to, as applicable, security service, window cleaning, elevator maintenance, HVAC maintenance, waste recycling service, landscaping maintenance, customary landscaping replacement, and maintenance (including striping and painting) of the Parking Facility;

(5) the cost of repairs and general maintenance of the Project, including the cost of repair following a Casualty to the extent not reimbursed by insurance proceeds or other payments from a third party;

(6) the acquisition and/or installation costs of capital investment items (including security and energy management equipment) which are installed for the purpose of reducing operating expenses, promoting safety, complying with Requirements first enacted after the Commencement Date, or maintaining the first class nature of the Project including capital investment items which are replacements of items which are obsolete or cannot be repaired in an economically feasible manner, costing less than $0.60 per RSF of the Premises on an aggregate annual basis, or to the extent costs per year exceeds $0.60 per RSF of the Premises, such costs shall be amortized over their respective useful lives as determined in accordance with GAAP, together with reasonable financing charges (whether or not actually incurred);

(7) the cost of property, rental loss, liability and other insurance, including earthquake, applicable to the Building and the Project, including commercially reasonable deductibles and Landlord’s personal property used in connection therewith;

(8) the cost of trash and garbage removal, recycling, air quality audits, vermin extermination, and snow, ice and debris removal;

(9) the cost of legal and accounting services incurred by Landlord in connection with the management, maintenance, operation and repair of the Project, excluding the owner’s or Landlord’s general accounting, such as partnership statements and tax returns;

(10) the cost of complying with Requirements first enacted after the Commencement Date;

(11) any other reasonable expenses of any other kind whatsoever incurred in managing, operating, overseeing, maintaining and repairing the Project.

Operating Expenses shall also include a management fee not to exceed three percent (3%) of gross receipts for the Project.

(b) Notwithstanding anything in any other provision of this Lease to the contrary, “Operating Expenses” shall not include the following:

(1) the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s or Landlord’s cost, including fixturing, improving, renovating, painting, redecorating or other works that Landlord pays for or performs for other tenants within their premises, and the cost of correcting defects in such work;

(2) the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;

(3) compensation paid to officers and executives of Landlord (but it is understood that property management employees may carry a title such as vice president and, subject to the limitations set forth in Section (a)(1) above, the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses);

(4) the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties or by other tenants (including Tenant) of the Project;

(5) the cost of any additions, improvements, changes, replacements and other items which are made in order to prepare for a new tenant’s occupancy;

(6) the cost of repairs incurred by reason of fire or other Casualty to the extent reimbursed by insurance proceeds (other than business interruption and rent loss insurance proceeds) under policies maintained by Landlord;

(7) insurance premiums to the extent Landlord is directly reimbursed therefor, other than through Operating Expenses;

(8) debt of Landlord, interest on debt, or amortization payments on any Encumbrance except to the extent, in each case, that the debt which is being amortized was incurred to pay for an expense which is properly included in Operating Expenses (e.g. debt incurred to pay for capital investment items under clause (a)(6) above);

(9) any real estate brokerage commissions or other costs, including attorneys’ fees for the negotiation of leases for new tenants, incurred in procuring tenants or any fee in lieu of such commissions;

(10) any advertising and promotional expenses incurred in connection with the marketing of any rentable space, including any free rent and construction allowances for other tenants, if any;

(11) any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

(12) legal expenses arising out of the construction of the improvements on the Land or the enforcement or negotiation of the provisions of any lease affecting the Project including without limitation this Lease, or relating to the sale, financing or refinancing of the Project or any interest therein except to the extent directly related to financing in connection with the management, maintenance, operation or repair of the Project (e.g. debt incurred to pay for capital investment items under clause (a)(6) above);

(13) costs of environmental remediation, including the remediation of any soils or ground water or the removal of any underground storage tanks from the Project, with respect to Hazardous Materials which are in the Project on the Commencement Date;

(14) fines and penalties assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord’s or its employees’, suppliers’, agents’ contractors’ or invitees’ violation of law or negligence in failing to perform an act or pay an amount due, including the payment of any Tax Expenses;

(15) legal, accounting or consulting costs incurred in connection with the acquisition or disposition of the Project or legal, accounting or consulting costs and damages incurred in connection with Landlord’s disputes with its employees, tenants, consultants, agents, vendors, contractors or leasing agents or any costs incurred by Landlord due to the violation by Landlord or its employees, agents or contractors of the terms and conditions of any lease of space in the Project or any Requirements;

(16) Tax Expenses;

(17) the cost of providing janitorial service to the Building (including the Premises);

(18) the cost of providing electricity to tenant spaces within the Building (provided, that Operating Expenses shall include the cost of providing electricity to the Common Areas);

(19) the original costs of construction of the Project incurred prior to the Commencement Date, and costs of correcting defects in such original construction;

(20) capital expenditures for expansion of the Project;

(21) general organization, administrative and overhead costs relating to maintain Landlord’s existence, either as a corporation, partnership or other entity, including general corporate legal and accounting expenses;

(22) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(23) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(24) all payment of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project or costs incurred in connection with the defense of Landlord’s title to all or any portion of the Project;

(25) costs in connection with services or other benefits of a type which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, if any, whether or not such other tenant or occupant is specifically charged therefor by Landlord; and

(26) depreciation of the Building, equipment or systems located therein.

Original Tenant: The original named Tenant under this Lease.

Parking Facility: The above-ground parking structure serving the Project.

Prohibited Person: (i) A person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list.

Project: The Land, the Building and all other buildings or improvements located on the Land after the Lease Date, and all appurtenances related thereto, including the Parking Facility and loading dock area.

Related Company: (i) An entity which Controls, is Controlled by, or is under common Control with Tenant; (ii) an entity into or with which Tenant is merged or consolidated; (iii) an entity to which at least ninety percent (90%) of Tenant’s assets are transferred; or (iv) Tenant, where Tenant admits additional members in connection with obtaining additional equity investment in Tenant, so long as the identity of the persons responsible for the operation and management of the business of Tenant does not change.

Rent: Base Rent, Escalation Rent and all other additional rent, additional charges and amounts payable by Tenant in accordance with this Lease.

Rent Commencement Date: The date that the Premises is delivered to Tenant by Landlord, which is to be as soon as the current tenant vacates the Premises, but no later than December 31, 2016.

Recorded Documents: All easement agreements, cost sharing agreements, covenants, conditions, and restrictions and all similar agreements affecting the Project, whether now or hereafter recorded against the Project.

Requirements: All Applicable Laws; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Project; the provisions of all Recorded Documents affecting any portion of the Project; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.

Rules and Regulations: The rules and regulations attached hereto as Exhibit B, as the same may be amended from time to time in accordance with the terms of this Lease.

RSF: Rentable square foot or rentable square footage, as applicable.

Specialty Improvements: means any Alterations other than normal and customary general office improvements. Specialty Improvements shall include, without limitation, (a) any Alterations which affect the base building or Building Systems, (b) any fitness facility in the Premises, (c) any showers, restrooms, washrooms or similar facilities in the Premises, (d) any private stairways in the Premises, (e) any cafeteria in the Premises, (f) any laboratory areas in the Premises; (g) bike parking and storage related facilities and improvements; and (h) dog related facilities and improvements.

Target Delivery Date: September 1, 2016, which is the date that Landlord anticipates delivering the Premises to Tenant.

Tax Expenses: All taxes, assessments and governmental charges attributable to the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the costs of contesting any of the same), including community improvement district taxes and business license taxes and fees, excluding, however, Impositions, federal and state taxes on income, death taxes, franchise taxes, penalties (but only if Landlord is negligent in paying such taxes in a timely manner), interest, transfer taxes, and any taxes (other than business license taxes and fees and taxes on Landlord’s rental income from the Project but not its other income) imposed or measured on or by the income of Landlord from the operation of the Project.

Tenant Parties: Tenant and its sublessees and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners (if any of the foregoing parties is a partnership), and members (if any of the foregoing parties is a limited liability company).

USA Patriot Act: The “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

Wattage Allowance: 4.5 watts times the RSF of the Premises divided by 1,000, multiplied by the Building Standard Hours, with respect to connected load for general purposes, and 1.5 watts times the RSF of the Premises divided by 1,000, multiplied by the Building Standard Hours, with respect to lighting, which shall result in kilowatt hours.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

2. Lease of Premises.

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the Common Areas, subject to the terms, covenants and conditions set forth in this Lease. Landlord reserves from the leasehold estate granted hereunder (i) all exterior walls and windows bounding the Premises, (ii) all space located within the Premises for common shafts, stacks, pipes, conduits, ducts, utilities, telecommunications systems, and other installations for Building Systems, the use thereof and access thereto, and (iii) the right to install, remove or relocate any of the foregoing for service to any part of the Project, including the premises of other tenants of the Building. Landlord and Tenant acknowledge and agree that the RSF of the Premises and the RSF of the Project stated in the Basic Lease Information shall be final and conclusive for all purposes of this Lease, and shall not be subject to re-measurement.

3. Condition and Acceptance of Premises; Term; Renewal.

3.1 Delivery of Premises; Term Commencement. Landlord shall deliver the Premises to Tenant on the delivery date set forth in this Section 3.1 in broom clean condition and otherwise in the surrender condition required under the current tenant’s lease of the Premises (the “Current Lease”), without any alterations, improvements or Lines removed. Except as set forth in this Lease, Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. Subject to delays resulting from Force Majeure Events (as defined below), Landlord shall exercise commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to deliver possession of the Premises to Tenant on or before the Target Delivery Date of September 1, 2016 and shall, immediately upon Tenant’s execution of this Lease, exercise its right to recapture the Current Lease as to the Premises as of the Target Delivery Date. If Landlord does not deliver the Premises to Tenant by December 31, 2016, Tenant will have the right to terminate this Lease upon written notice to Landlord. Within ten (10) days after Landlord’s request, Tenant shall execute and deliver to Landlord a Confirmation of Lease Dates in the form of Exhibit C attached hereto.

3.2 Term of Lease. The Term of this Lease shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.

3.3 Early Termination. Notwithstanding anything to the contrary set forth herein, Landlord shall have the right (the “Early Termination Right”), without payment or penalty, to terminate this Lease on February 28, 2019 (“Termination Date”). Landlord may only exercise the Early Termination Right if as of the date of exercise of the Early Termination Right, any Landlord Entity intends in good faith to reoccupy any portions of the Premises to be terminated for its or their personal use. Landlord shall exercise the Early Termination Right by delivering written notice (the “Early Termination Notice”) to Tenant at least twelve (12) months prior to the applicable Early Termination Date. The Early Termination Notice shall set forth the portion(s) of the Premises to be terminated as of the Early Termination Date (or specify that Landlord is terminating this Lease in its entirety on the applicable Early Termination Date). If Landlord exercises the Early Termination Right as to the entire Premises, then this Lease shall terminate on the applicable Early Termination Date and Tenant shall surrender the Premises to Landlord on such date in the condition Tenant is required to surrender the Premises under this Lease on the Expiration Date (and Tenant’s failure to so surrender the Premises on such date shall be deemed a holding over subject to Article 25 below).

4. Rent.

4.1 Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord during the Term for the Premises equal to the RSF of the Premises multiplied by the Base Rent rate per RSF set forth in the Basic Lease Information, as such rate is adjusted pursuant to Section 4.2 below, in advance, in equal monthly installments, commencing on the Rent Commencement Date, and thereafter on or before the first day of each calendar month during the Term. Upon signing this Lease, Tenant shall pay to Landlord the Prepaid Base Rent amount set forth in the Basic Lease Information, which amount shall be applied to the Base Rent owing for the first month(s) of the Term, after the first Rent Commencement Date. If a Rent Commencement Date is other than the first day of a calendar month, then the Base Rent payable for the applicable portion(s) of the Premises shall be prorated on the basis of a thirty (30) day month. If the Expiration Date is other than the last day of a calendar month, or if this Lease shall be terminated as of a day other than the last day of a calendar month (except in the case of an Event of Default (as defined below)), the installment of Base Rent for the last fractional month of the Term shall be prorated on the basis of a thirty (30) day month.

4.2 Base Rent Adjustment. The Base Rent rate per RSF set forth in the Basic Lease Information shall be adjusted on the Base Rent Adjustment Date and on each annual anniversary of the Base Rent Adjustment Date by multiplying the Base Rent rate per RSF payable immediately before such date by three percent (3%) and adding the resulting amount to the Base Rent rate per RSF payable immediately before such date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated on the basis of a thirty (30) day month. The Base Rent for the initial Term is based on the targeted delivery date set forth in Section 3.1 above, which will be subject to adjustment if the Premises is delivered later than the Target Delivery Date :

4.3 Manner of Rent Payment. Except for any Rent abatement as may be expressly provided under this Lease, all Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset, in lawful money of the United States of America, and if payable to Landlord, at Landlord’s Address for Payments in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.4 Additional Rent; Other Payments.

(a) Additional Rent. All Rent not characterized as Base Rent, Escalation Rent or Parking Charges (as defined below) shall constitute additional rent, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor.

(b) Electricity and Janitorial Payments. In addition to the Base Rent and Escalation Rent, and other charges payable under this Lease, commencing on the Commencement Date, Tenant shall pay Tenant’s Percentage Share of the cost of janitorial service provided to the Building (including the Premises). In addition to the Base Rent and Escalation Rent, and other charges payable under this Lease, commencing on the Commencement Date, Tenant shall pay for all electricity supplied to the Premises during the Term. Landlord represents that the Premises are submetered in a manner reasonably satisfactory to Landlord. Tenant shall pay Landlord for all electricity supplied to the Premises and janitorial service as set forth in this Section 4.4(b), as Additional Rent, on a monthly basis, within thirty (30) days after Landlord delivering an invoice therefor to Tenant.

4.5 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such Rent. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest at the Interest Rate from the date due until paid. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of an Event of Default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease.

5. Calculation and Payments of Escalation Rent. Tenant shall pay to Landlord Escalation Rent in accordance with the following procedures:

5.1 Payment of Estimated Escalation Rent. Commencing with December 2016, during December of each calendar year of the Term, or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of Escalation Rent due for the ensuing calendar year. Commencing on January 1, 2017, on or before the first day of each month, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent, unless such notice is not given in December, in which event, Tenant shall continue to pay on the basis of the prior calendar year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s notice. With the first monthly payment based on Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate. If Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate. Landlord’s failure or delay in providing Tenant with Landlord’s estimate of Escalation Rent for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Escalation Rent for such calendar year or of Landlord’s right to send such an estimate to Tenant on a later date.

5.2 Escalation Rent Statement and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, showing in reasonable detail (a) the Operating Expenses and the Tax Expenses comprising the actual Escalation Rent, and (b) payments made by Tenant on account of Operating Expenses and Tax Expenses for such calendar year (an “Annual Statement”). If the Annual Statement shows that Tenant owes an amount that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of the statement. If the Annual Statement shows that Tenant owes an amount that is less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after the termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord within thirty (30) days after the delivery of the final Annual Statement. Notwithstanding any provision in this Lease to the contrary, however, in no event shall any decrease in Operating Expenses or Tax Expenses below the Base Operating Expenses or Base Tax Expenses, respectively, entitle Tenant to any refund, decrease in Base Rent, or any credit against sums due under this Lease. Landlord may revise the Annual Statement for any calendar year if (i) Landlord first receives invoices from third parties, tax bills or other information relating to adjustments to Operating Expenses or Tax Expenses allocable to such calendar year after the initial issuance of such Annual Statement and/or (ii) the amount of Operating Expenses or Tax Expenses allocable to the Base Expense Year or Base Tax Year, as applicable, is subsequently adjusted in accordance with this Section 5.2 or Section 5.3 below. Landlord’s failure or delay in providing Tenant with an Annual Statement for any calendar year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Escalation Rent for such calendar year or of Landlord’s right to send such Annual Statement on a later date. Tenant shall have ninety (90) days after receipt of an Annual Statement to notify Landlord in writing that Tenant disputes the correctness of the Annual Statement (“Expense Claim”). If Tenant does not object in writing to an Annual Statement within said ninety (90) day period, such Annual Statement shall be final and binding upon Tenant. If Tenant delivers an Expense Claim to Landlord within said ninety (90) day period, the parties shall promptly meet and attempt in good faith to resolve the matters set forth in the Expense Claim. If the parties are unable to resolve the matters set forth in the Expense Claim within thirty (30) days after Landlord’s receipt of the Expense Claim (“Expense Resolution Period”), then Tenant shall have the right to examine Landlord’s records, subject to the terms and conditions set forth in Section 5.7 below. This Section 5.2 shall survive the expiration or earlier termination of this Lease.

5.3 Adjustments to Operating Expenses. If the Building is less than 100% occupied during any calendar year of the Lease Term, including the Base Expense Year, Operating Expenses for such calendar year shall be adjusted to the amount of Operating Expenses that would have been incurred if the Building had been 100% occupied. Notwithstanding anything to the contrary set forth in this Lease, if in any calendar year subsequent to the Base Expense Year, the amount of Operating Expenses decreases below the amount of Operating Expenses allocable to the Base Expense Year, Tenant shall not be entitled to receive any refund or credit. In no event shall any adjustments to Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Expenses incurred by Landlord in any such calendar year and Landlord shall not make a profit by charging items to Operating Expenses; provided that, this sentence shall not limit Landlord’s ability to include in Operating Expenses the management fee set forth in the definition of Operating Expenses. Base Year Expenses shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure Events, boycotts, strikes, conservation surcharges, embargoes or shortages.

5.4 Adjustments to Tenant’s Percentage Share. Landlord shall reasonably adjust Tenant’s Percentage Share if the RSF of the Premises changes in accordance with this Lease.

5.5 Payment of Tax Expenses in Installments. If, by law, any Tax Expenses may be paid in installments (whether or not interest accrues on the unpaid balance), then, for any calendar year (including the Base Tax Year), Landlord shall include in the calculation of such Tax Expenses only the amount of the installments (with any interest) due and payable during such year had Landlord selected the longest permissible period of payment, provided that following the retirement or completed payment of any such Tax Expenses, the amount of Tax Expenses allocable to the Base Tax Year shall be adjusted to eliminate that portion included therein, if any, that related to such retired or paid Tax Expenses.

5.6 Proration for Partial Year. If this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on the basis of twelve (12), 30-day months in each calendar year. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above.

5.7 Inspection of Landlord’s Records.

(a) Independent Review. Provided that Tenant has timely delivered an Expense Claim to Landlord, Tenant or a certified public accountant engaged by Tenant (“Tenant’s CPA”) shall have the right, at Tenant’s cost and expense, to examine, inspect, and copy the records of Landlord concerning the components of Escalation Rent, Operating Expenses and/or Tax Expenses (“Landlord’s Records”) for the calendar year in question that are disputed in the Expense Claim (“Tenant’s Review”). Any examination of Landlord’s Records shall take place upon reasonable prior written notice, at the offices of Landlord or Landlord’s property manager, during normal business hours, no later than two hundred forty (240) days after expiration of the Expense

Resolution Period. Tenant’s CPA engaged to inspect Landlord’s records shall be compensated on an hourly basis and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant agrees to keep, and to cause Tenant’s CPA to keep, all information obtained by Tenant or Tenant’s CPA confidential, and Landlord may require all persons inspecting Landlord’s records to sign a commercially reasonable confidentiality agreement prior to making Landlord’s Records available to them. In no event shall Tenant be permitted to examine Landlord’s Records or dispute any Annual Statement unless Tenant has paid and continues to pay all Rent (including the amount disputed in the Expense Claim) when due.

(b) Landlord’s Dispute. If Landlord disputes the results of any Tenant’s Review, Landlord shall provide written notice of such dispute and Landlord and Tenant shall promptly thereafter work in good faith in an attempt to address Landlord’s dispute for a period of thirty (30) days after completion of Tenant’s Review (the “Landlord’s Dispute Period”). If Landlord and Tenant are unable to resolve Landlord’s dispute within Landlord’s Dispute Period, Landlord may provide Tenant written notice within fifteen (15) days after the Landlord’s Dispute Period of its election to seek resolution of the dispute by an Independent CPA (as defined below) together with a list of five (5) independent, certified public accounting firms that are not currently providing, and have not within the three (3) previous years provided, services to Landlord or Tenant or any entity Controlling, Controlled by or under common Control of Landlord or Tenant. All of the firms shall be nationally or regionally recognized firms with annual revenues in excess of Twenty Million Dollars ($20,000,000.00) during the preceding two (2) fiscal years and have experience in accounting related to commercial office buildings. In order to accommodate the foregoing, Tenant shall provide Landlord, within five (5) days after request, a complete list of all certified public accounting firms that are currently providing, or have within the three (3) previous years provided, services to Tenant or any entity Controlling, Controlled by or under common Control of Tenant. Landlord’s failure to deliver a notice of dispute and such list of accounting firms within fifteen (15) days after Landlord’s Dispute Period shall be deemed to be Landlord’s acceptance of the results of Tenant’s Review. Within thirty (30) days after receipt of the list of accounting firms from Landlord, Tenant shall choose one of the five (5) firms by written notice to Landlord, which firm is referred to herein as the “Independent CPA.” The Independent CPA shall examine and inspect the records of Landlord concerning the components of Operating Expenses and/or Tax Expenses for the calendar year in question and the results of Tenant’s Review and make a determination regarding the accuracy of Tenant’s Review. If the Independent CPA’s determination shows that Tenant has overpaid with respect to Escalation Rent, by more than five percent (5%), then Landlord shall pay all actual, reasonable costs associated with the Independent CPA’s review and if less than five percent (5%) such costs shall be shared equally by Landlord and Tenant. The determination of the Independent CPA shall be final and binding upon Landlord and Tenant.

(c) Adjustments following Tenant’s Review. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.7(b) above, Tenant’s Review) shows that the payments made by Tenant with respect to Escalation Rent for the calendar year in question exceeded the actual amount of Escalation Rent due from Tenant for such calendar year, Landlord shall at Landlord’s option either (a) credit the excess amount to the next succeeding installments of estimated Escalation Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant Review, after delivery of Tenant’s Review), except that after the expiration or earlier termination of this Lease, Landlord shall pay the excess to Tenant within thirty (30) days after such determination. If the Independent CPA (or, if Landlord does not dispute Tenant’s Review as provided in Section 5.7(b) above, Tenant’s Review) shows that Tenant’s payment of Escalation Rent for the calendar year was less than the actual amount of Escalation Rent due from Tenant for such calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the determination of the Independent CPA (or, if Landlord does not dispute Tenant Review, after delivery of Tenant’s Review).

5.8 Operating of Building. Subject to operation, repair and maintenance of the Project in a manner commensurate with other Comparable Buildings, Landlord shall use commercially reasonable efforts to reduce Operating Expenses.

6. Impositions Payable by Tenant. Tenant shall pay all Impositions, if levied upon Tenant directly, prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Tax Expenses, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor. If Applicable Law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.

7. Use of Premises.

7.1 Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Project, anything which (a) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (b) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or adversely affect any insurance policy carried by Landlord (provided, that Landlord agrees that use of the Premises by Tenant for ordinary office use will not cause the cancellation of any of Landlord’s insurance policies, give rise to any such defense of Landlord’s insurers, or adversely affect any insurance policy carried by Landlord), or subject Landlord to any liability or responsibility for injury to any person or property; or (c) will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any policy of insurance carried by Landlord, or which results in the need, in Landlord’s reasonable judgment, for additional insurance to be carried by Landlord or Tenant with respect to any portion of the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums or costs, and/or procure such additional insurance, at Tenant’s sole cost and expense, provided that Landlord agrees that ordinary office use of the Premises by Tenant shall not increase the cost of any policy of insurance carried by Landlord and will not result in the need for additional insurance to be carried by Landlord. Invocation by Landlord of such right shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use that gives rise to the additional insurance premium or requirement or from invoking any other right or remedy available to Landlord under this Lease. Tenant shall not bring into the Premises or any portion thereof, any furniture, fixtures and/or equipment, and/or make any Alterations to the Premises, the aggregate weight of which would exceed the specified live load capacity of the floor or floors on which the Premises is located.

7.3 Compliance with Requirements.

(a) Tenant Compliance. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s use or occupancy of the Premises, and shall maintain the Premises and all portions thereof in compliance with all applicable Requirements. Landlord will cooperate with Tenant as reasonably necessary in order to obtain any necessary permits or licenses in order to enable Tenant to use the Premises for the Permitted Use, at no cost to Landlord. Tenant’s indemnity set forth in Section 16.2 below shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to such cooperation by Landlord. Subject to this Section 7.3, Tenant shall, upon five (5) days’ written notice, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction over such matters to be a violation of a Requirement. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. In addition, Tenant shall make all modifications to any portion of the Project outside the Premises (including modifications that are structural or capital in nature), which are necessitated, in whole or in part, by (i) Tenant’s use or occupancy of, or business conducted in, the Premises other than for general office use, (ii) any acts or omissions of Tenant or any Tenant Parties, or (iii) any Alterations, provided that Landlord may elect to perform such modifications at Tenant’s expense. Notwithstanding the foregoing provisions of this Section 7.3(a) to the contrary, Tenant need not comply with any Requirements so long as Tenant is contesting the validity thereof or the applicability thereof in accordance with the remainder of this Section 7.3(a). Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Requirements with which Tenant is responsible for compliance hereunder, provided that (a) the condition which is the subject of such contest does not pose a danger to persons or property, (b) the certificate of occupancy or other occupancy permit for the Premises or the Project is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, and (c) Landlord is not subject to criminal penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest.

(b) Landlord Compliance. If the Common Areas as of the Commencement Date do not comply in all material respects with all Requirements, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant (including as Operating Expenses), shall perform such corrective work or take such other actions as may be necessary to cure any violation. Landlord shall not be responsible for any non-compliant condition that arises due to the construction of any Alterations by Tenant or the installation of any of Tenant’s furniture, fixtures, equipment or property, or that are due to Tenant’s particular use of the Premises or the particular manner in which Tenant conducts its business in the Premises. Landlord shall have the right to apply for and obtain a waiver or deferment of compliance, the right to contest any violation in good faith, including, but not limited to, the right to assert any and all defenses allowed by Requirements, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Requirements, and Landlord’s obligation to perform corrective work or take other action to cure a violation under this Section 7.4(b) shall not apply until after the exhaustion of any and all rights to appeal or contest.

7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project; (ii) use or allow the Premises to be used in any manner inappropriate based on uses permitted in Comparable Buildings, or for any objectionable purposes, or do or permit any act which in Landlord’s reasonable judgment might damage the reputation of the Project; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project.

7.5 Compliance With Environmental Laws; Use of Hazardous Materials. Without limiting the generality of Section 7.3(a) above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except in accordance with the Rules and Regulations and Environmental Laws. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s reasonable discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such reasonable remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

7.6 Sustainable Building Operations.

(a) Operation of Building. The Building is or may in the future become certified under any one or more Green Rating Systems or operated pursuant to Landlord’s sustainable building practices. Landlord’s sustainability practices address whole-building operations and maintenance issues, including, but not limited to, chemical use, indoor air quality, energy efficiency, water efficiency, recycling programs, transportation management programs, exterior maintenance programs, and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications provided to Tenant, in addition to all Applicable Laws.

(b) Tenant’s Measures. Tenant shall use proven energy and carbon reduction measures, including, but not limited to, the following: using energy efficient bulbs in task lighting; installing lighting controls; implementing daylighting measures to avoid overlighting interior spaces; closing shades to avoid overheating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including, but not limited to, lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.

(c) Disposal of Property. Tenant shall dispose of in an environmentally sustainable manner any equipment, furnishings, or materials no longer needed by Tenant and shall recycle or re-use the same in accordance with Landlord’s sustainability practices provided to Tenant. Tenant agrees to report this activity to Landlord in a format determined by Landlord. If Tenant does not comply with Landlord’s sustainability practices regarding the disposal of any equipment, furnishings or materials, Landlord reserves the right to arrange for such disposal at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 7.6(c).

7.7 Recycling and Waste Management. Tenant agrees, at its sole cost and expense: (a) to comply with all Applicable Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse; (b) to comply with Landlord’s reasonable recycling policy as part of Landlord’s sustainability practices provided to Tenant, where it may be more stringent than Applicable Laws; and (c) to sort and separate its trash and recycling into such categories as are required by Applicable Laws or Landlord’s sustainability practices and to place each separately sorted category of trash and recycling in separate receptacles as directed by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by this Section 7.7, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord. In addition, Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by a third party by reason of Tenant’s failure to comply with the provisions of this Section 7.7.

7.8 Intentionally omitted.

8. Building Services.

8.1 Maintenance of Project. Landlord shall maintain the Common Areas, the Building Systems, all exterior landscaping, the windows in the Building, the mechanical, plumbing and electrical equipment serving the Building, the telephone cable distribution system serving the Building to the telephone terminal on each floor, the common shafts, stacks, pipes, conduits, and ducts containing such equipment and systems and the space containing them, and the structure of the Building and the roof, in reasonably good order and condition, except for ordinary wear and tear, damage by Casualty or condemnation, or damage occasioned solely by the act or omission of Tenant or any other Tenant Parties, which damage shall be repaired by Landlord at Tenant’s expense. Landlord shall have the right, exercised by Landlord in its sole discretion, to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that Landlord may determine are desirable.

8.2 Building-Standard Services. Subject to the terms of this Article 8, Applicable Laws, and Force Majeure Events, Landlord shall cause to be furnished to the Premises: (a) tepid and cold water to those points of supply and in volumes provided for general use of tenants in the Building; (b) electricity up to the Wattage Allowance for lighting and the operation of electrically powered office equipment; (c) HVAC so as to cause the portions of the Premises used for ordinary business office purposes (excluding, by way of example, computer server rooms or other “hot spots” resulting from the use of machines or equipment) to be heated and/or cooled to a temperature between 68° and 76° Fahrenheit, subject to temporary interruptions due to repairs and maintenance, provided that (1) the occupancy of the Premises shall not exceed one (1) person per 140 RSF of the Premises and (2) Tenant shall make proper use of window coverings to reduce solar load reasonably determined by Landlord during Building Standard Hours; (d) passenger elevator service in compliance with Requirements; (e) freight elevator service subject to then applicable Building-standard procedures and scheduling; (f) lighting replacement for Building-standard lights; (g) exterior window washing as reasonably determined by Landlord consistent with Comparable Buildings; (h) janitorial service on a five (5) day per week basis (excluding Building Holidays) except Landlord shall not be required to clean portions of the Premises used for preparing or consuming food or beverages or provide special treatment or services for above-standard tenant improvements; and (i) access control services for the Building commensurate with the level of service provided by landlords of Comparable Buildings. Tenant acknowledges and agrees that access control services, security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any personal injury or death suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, provided that the foregoing shall not preclude Tenant from pursuing any claims against any third party who is not Landlord. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

8.3 Interruption or Unavailability of Services. Notwithstanding anything to the contrary set forth herein, if Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of any failure of Landlord to provide utilities and services in accordance with this Article 8, then Tenant shall give Landlord written notice of such failure. If such failure continues for five (5) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”) and is due to Landlord’s or any of its agents or contractors acts or omissions (an “Abatement Event”), then Base Rent and Escalation Rent shall be abated or reduced, as the case may be, beginning on the first day after the Eligibility Period elapses, for such time that such Abatement Event continues, either (a) in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises or (b) if Tenant is prevented from using a material portion of the Premises and if Tenant ceases using the entire Premises, then Base Rent and Escalation Rent shall be abated in its entirety. Landlord shall use its diligent efforts to promptly restore utilities and services to the extent the cause of such interruption or the means to restore same is within the reasonable control of Landlord. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event covered by Article 12 or Article 13 of this Lease, then the Eligibility Period shall not be applicable.

8.4 Tenant’s Use of Excess Electricity and Water; Premises Occupancy Load. Tenant shall not, without Landlord’s prior consent, which shall not be unreasonably withheld: (i) install in the Premises, (A) lighting, equipment, and/or apparatus which exceeds the Wattage Allowance, or which requires a voltage other than 110 volts single-phase, (B) heat-generating or heat-sensitive equipment, or lighting other than Building-standard lights, (C) supplementary air conditioning facilities, (D) Alterations that reconfigure the Premises, or fixtures or equipment therein, affecting the temperature otherwise maintained by the Building-standard HVAC system, or (E) equipment that requires a separate temperature-controlled room, or (ii) permit occupancy levels in excess of one person per 140 RSF of the Premises. If, pursuant to this Section 8.4, Landlord consents to any installation or occupancy pursuant to clauses (i) or (ii) above, Landlord may, at Landlord’s election after notice to Tenant or upon Tenant’s request, install supplementary air conditioning facilities in the Premises, or otherwise modify the HVAC system serving the Premises, and/or increase the supply of electricity to the Premises, in order to maintain the temperature otherwise maintained by the Building HVAC system, and/or to supply any increase in the electricity demand of the Premises, and/or to serve any separate temperature-controlled room. Tenant shall pay the cost of any transformers, additional risers, panel boards, and all other facilities if, when and to the extent installed hereunder or required to furnish power for, and all costs of supplying and maintaining, any supplementary air conditioning facilities or modified ventilating and air conditioning equipment. The capital, maintenance and service costs of installing, supplying, and maintaining any such facilities, utilities, and modifications shall be paid by Tenant as Rent. Landlord, at its election and at Tenant’s expense, may also install and maintain a water meter (together with all necessary wiring and related equipment) at the Premises to measure the water usage of such ventilation and air conditioning equipment, or may otherwise cause such usage to be measured by reasonable methods.

8.5 Provision of Additional Services. If Tenant desires services in amounts additional to or at times different from those set forth in Section 8.2 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. If Landlord provides such services to Tenant, Tenant shall pay Landlord’s charges for such services (including Landlord’s then Building-standard administrative fee and such indirect costs as engineers’ expenses and a reasonable allowance for wear and tear on the Building Systems) within thirty (30) days after Tenant’s receipt of Landlord’s invoice.

9. Maintenance of Premises. Tenant shall, at Tenant’s cost and expense, perform all maintenance and repairs (including replacement) to the Premises that are not Landlord’s express responsibility hereunder, and shall keep the Premises in good condition and repair, except for ordinary wear and tear, and damage by Casualty or condemnation. Tenant’s repair and maintenance obligations shall include, but not be limited to, repairs to and replacement of: (a) to the extent permitted by Section 8.4 above, supplemental HVAC equipment installed in any server room or other specialty HVAC installations installed by Tenant; (b) the electrical systems from the point of interconnection with those electrical panels exclusively serving the Premises; (c) raised flooring and floor coverings; (d) ceiling tiles; (e) interior partitions; (f) doors; (g) the interior side of demising walls; and (h) Alterations. Except as specifically set forth in this Lease, Landlord (i) has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, and (ii) has no obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Project. Tenant hereby waives all rights, including under Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law now or hereafter in effect, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

10. Alterations to Premises. All Alterations shall be made in accordance with the standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10. In the event of any conflict between this Article 10 and the Building-standard procedures, specifications or details then in effect, the provisions of this Article 10 shall govern.

10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to any Major Alterations may be given or withheld in Landlord’s sole and absolute discretion.

10.2 General Requirements.

(a) Cost. All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

(b) Contractors. All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Without limiting Landlord’s right to disapprove Major Alterations in Landlord’s sole and absolute discretion, Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building Systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

(c) Deliverables. Prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; (ii) a copy of executed construction contract(s); and (iii) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing to Tenant with respect to the Premises any labor, services, materials, supplies or equipment in excess of Five Thousand Dollars ($5,000.00) in the aggregate that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs. In addition, Tenant shall require its general contractor to carry and maintain the following insurance, at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Five Million Dollars ($5,000,000.00) in the aggregate; (B) commercial automobile liability insurance with a policy limit of not less than One Million Dollars ($1,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; and (C) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence. All insurance required by this Section 10.2(c) shall be issued by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. All such insurance policies (except workers’ compensation insurance) shall (i) provide that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person reasonably requested by Landlord is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CO 20 37 10 01 or its equivalent, (2) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, (3) provide that the insurer agrees not to cancel the policy or materially reduce coverage without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice), and (4) specify that bankruptcy of the contractor will not absolve or limit the liability of the insurer. Tenant shall cause Tenant’s general contractor to notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Section. No policy maintained by contractor shall contain a deductible which is not commercially reasonable. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord reasonably determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

(d) Notice of Non-Responsibility. Tenant shall give Landlord at least thirty (30) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Section 3110.5 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Section 3110.5 is expressly declared to be against public policy.

(e) Performance. Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

(f) Additional Requirements. In addition to the foregoing, as a condition of its consent to Alterations hereunder, Landlord may impose any reasonable requirements that Landlord considers necessary or desirable, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due.

10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

(a) Ownership. All Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment, trade fixtures, and movable furniture shall remain the property of Tenant.

(b) Removal. Tenant, prior to the expiration or earlier termination of this Lease, shall, at Tenant’s sole cost and expense: (i) remove any or all Specialty Improvements, (ii) restore the Premises to the condition existing prior to the installation of such Specialty Improvements, and (iii) repair all damage to the Premises, the Building, or the Project caused by the removal of Specialty Improvements. Tenant shall use a contractor reasonably approved by Landlord for such removal and repair. Notwithstanding the foregoing, Landlord may elect to waive all or any portion of such removal and restoration requirements by giving written notice of such waiver to Tenant at least nine (9) months prior to the Expiration Date or within ten (10) Business Days after any earlier termination of this Lease. If Tenant fails to remove such Specialty Improvements and perform such restoration and repair by the Expiration Date, within thirty (30) days after any earlier termination of this Lease or such other date as agreed to by the parties, then Landlord may perform such work, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair.

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Fee. In connection with installing Alterations or removing Specialty Improvements, Tenant shall pay Landlord’s then standard charges for review and approval of Tenant’s plans, specifications and working drawings, and administration by Landlord of the construction or installation of Alterations or removal of Specialty Improvements, and restoration of the Premises to their previous condition. Landlord may hire third parties to review Tenant’s plans, specifications and working drawings and/or to supervise the construction or installation of Alterations or removal of Specialty Improvements from the Premises, in which event Tenant shall reimburse Landlord for the reasonable, actual fees and costs charged by such third parties, provided that, upon request, Landlord will provide Tenant with an estimate of such costs and expenses before incurring such costs and expense. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within thirty (30) days after receipt from Landlord of a statement or invoice therefor.

11. Liens. Tenant shall keep the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant. Landlord shall have the right to post and keep posted on the Premises any notices permitted or required by law or which Landlord may deem to be proper for the protection of Landlord and the Project from such liens. If Tenant does not, within fifteen (15) days following the recording of notice of any such lien, cause the same to be released of record or bonded against, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by any means as Landlord shall deem proper, including by payment or settlement of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith (including, without limitation, reasonable attorneys’ fees), shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. The bond permitted under this Section shall be issued by a company reasonably acceptable to Landlord.

12. Damage or Destruction.

12.1 Obligation to Repair. Except as otherwise provided in this Article 12, if any part of the Premises, or any other portion of the Project necessary for Tenant’s use and occupancy of the Premises, is damaged or destroyed by Casualty, Landlord shall, within fifteen (15) days after such damage or destruction (“Casualty Discovery Date”), notify Tenant (a “Repair Notice”) of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction. If Landlord estimates that the necessary repairs can be completed within one hundred eighty (180) days after the date of the damage or destruction, and if Landlord receives insurance proceeds sufficient for such purpose, then (i) Landlord shall repair the Premises, and/or the portion of the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction (subject to Section 12.3 below), to the extent commercially reasonable, and as permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction did not result solely from the negligence or willful act or omission of Tenant or any other Tenant Parties, Base Rent shall abate for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the RSF of the unusable part of the Premises bears to the total RSF of the Premises. If Landlord’s estimate of the repair and restoration time is longer than one hundred eighty (180) days after the date of the damage or destruction, or if Landlord fails to timely deliver an estimated time of repair and restoration, Tenant shall have the right to terminate this Lease upon delivery of notice thereof to Landlord within ten (10) Business Days after Landlord’s delivery of the Repair Notice or the expiration of Landlord’s deadline to deliver the Repair Notice. If Tenant terminates this Lease pursuant to the foregoing, then this Lease shall terminate as of such damage or destruction unless Tenant has continued to use all or a portion of the Premises for the Permitted Use following the date of such damage or destruction, in which case this Lease shall terminate as of the date of Landlord’s receipt of Tenant’s termination notice.

12.2 Landlord’s Election. If Landlord estimates that the necessary repairs cannot be completed within one hundred eighty (180) days after the date of the damage or destruction, or if insurance proceeds are insufficient for such purpose, or if Landlord does not otherwise have the obligation to repair or restore the damage or destruction pursuant to Section 12.1 above, then in any such event Landlord may elect, in its notice to Tenant pursuant to Section 12.1 above, to (i) terminate this Lease or (ii) repair the Premises or the portion of the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date of such damage or destruction unless Tenant has continued to use all or a portion of the Premises for the Permitted Use following the date of such damage or destruction, in which case this Lease shall terminate as of the date of Tenant’s receipt of Landlord’s termination notice. In addition, if as of the date of any Casualty, any Landlord Entity desires in good faith to reoccupy any separately demised portion of the Premises damaged by the applicable Casualty for its or their personal use, then Landlord may terminate this Lease as to any of such separately demised portion(s) of the Premises (or, terminate this Lease in its entirety, if such Casualty affects all separately demised portions of the Premises). If Landlord exercises such termination right as to the entire Premises, then this Lease shall terminate sixty (60) days after Landlord’s exercise of such termination right and Tenant shall surrender the Premises to Landlord on such date in the condition Tenant is required to surrender the Premises under this Lease on the Expiration Date (and Tenant’s failure to so surrender the Premises on such date shall be deemed a holding over subject to Article 25 below). If Landlord exercises such termination right as to only certain separately demised portion(s) of the Premises, then (y) thirty (30) days after Landlord’s exercise of such termination right, Tenant shall surrender such portion(s) of the Premises to Landlord in the condition Tenant is required to surrender the Premises under this Lease on the Expiration Date (and Tenant’s failure to so surrender such portion(s) of the Premises on such date shall be deemed a holding over subject to Article 25 below), and (z) the Base Rent and other amounts under this Lease which vary based on the RSF of the Premises shall be adjusted in the same manner as set forth in Section 17.7(ii) below. If Landlord exercises the right set forth in this Section 12.2 as to less than the entire Premises, then Tenant may elect to terminate this Lease as to the entire Premises within sixty (60) days after receipt of Landlord’s termination notice, in which case, this Lease shall terminate in its entirety thirty (30) days after delivery of Tenant’s termination notice. Notwithstanding anything to the contrary, either party may terminate this Lease by delivering written notice to the other party within ten (10) Business Days after Landlord’s delivery of the Repair Notice or the expiration of Landlord’s deadline to deliver the Repair Notice, if the Premises are damaged during the last eighteen (18) months of the Term and it will take more than six (6) months to repair or restore such damage.

12.3 Cost of Repairs. Subject to the provisions of this Article 12, Landlord shall repair the Project and all improvements in the Premises, other than any Alterations. Tenant shall repair the Alterations, at Tenant’s cost and expense. Tenant shall also be responsible for replacing all of Tenant’s furniture, equipment, trade fixtures and other personal property in the Premises if Tenant elects to replace such items. Tenant shall be responsible for insuring one hundred percent (100%) of the cost of repair and replacement of Tenant’s Alterations, furniture, equipment, trade fixtures and other personal property in the Premises under this Section 12.3. If this Lease is terminated pursuant to this Article 12, then Tenant shall assign and/or pay over to Landlord any insurance proceeds from Tenant’s property insurance attributable to Tenant’s Alterations.

12.4 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4), providing for the termination of a lease upon destruction of the leased property.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within sixty (60) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s use of the balance of the Premises or if twenty-five percent (25%) or more of the Premises is taken. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any portion of the Project if Landlord determines in its sole discretion that (i) such taking is of such extent and nature as to render the operation of the remaining Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion, or (ii) the amount of the award payable to Landlord under Section 13.2 below, after deducting all costs and expenses incurred by Landlord in connection with such taking, is not sufficient to restore the Project (including the Premises) pursuant to Section 13.3 below. Landlord shall elect termination under clause (i) or (ii) above by notice to Tenant given within ninety (90) days after the effective date of such taking or as soon thereafter as possible and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the RSF of the Premises so taken bears to the total RSF of the Premises.

13.2 Condemnation Proceeds. All compensation awarded or received in connection with a taking shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (i) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term of this Lease, (ii) the value of improvements to the Premises, whether said improvements were paid for by Landlord or by Tenant, (iii) the value of any trade fixtures paid for by Landlord, and (iv) the value of any and all other items and categories of property for which payment of compensation may be made in any such taking. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”) and for Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease, for any moving or relocation expenses which Tenant is entitled under the law to recover directly from the public agency which acquires the Premises, and any other amounts customarily awarded to or allocated to Tenant, provided that such award and/or allocation will not diminish Landlord’s award. Tenant shall have the right to make a separate claim against the condemning authority for such compensation as may be separately awarded or recoverable by Tenant, to the extent that it shall not diminish Landlord’s award.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), Landlord and Tenant shall restore the Premises to substantially the condition existing immediately before such taking, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements. Landlord and Tenant shall perform such restoration in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any portion thereof or of the Project, are taken within the last twelve (12) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14. Insurance.

14.1 Liability Insurance. Tenant, at its cost and expense, shall procure and maintain, from the Lease Date and throughout the Term, the following insurance:

(a) Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Five Million Dollars ($5,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations). Tenant’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), and products-completed operations coverage It is the parties’ intent that Tenant’s contractual liability coverage provides coverage to the maximum extent possible of Tenant’s indemnification obligations under this Lease.

(b) Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

(c) Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for all Alterations, office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project. Such policy shall (i) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (ii) include an agreed-amount endorsement for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage, and earthquake sprinkler leakage coverage. Landlord shall be named as a loss payee as its interests may appear on Tenant’s property insurance policies.

(d) Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct or indirect loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply. The business interruption, loss of income and extra expense coverage shall be issued by the insurer that issues Tenant’s property insurance under Section 14.1(c) above.

(e) Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

14.2 Form of Policies. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.1 above shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. Any insurance policy under this Article 14 may be maintained under a “blanket policy,” insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. No policy maintained by Tenant under this Article 14 shall contain a deductible which is not commercially reasonable. Tenant shall provide Landlord a certificate of each policy of insurance required hereunder certifying that the policies contain the provisions required. Tenant shall deliver such certificates to Landlord within thirty (30) days after the Lease Date, but in no event later than the date that Tenant or any other Tenant Parties first enter the Premises and, upon renewal, not fewer than ten (10) days prior to the expiration of such coverage. In addition, Tenant shall deliver to Landlord a copy of each policy of insurance required hereunder upon Landlord’s request. Tenant shall (1) add Landlord, Landlord’s managing agent, any Encumbrancer, and any other person reasonably requested by Landlord as an additional insured pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent on Tenant’s liability insurance policies (except workers’ compensation insurance), and (2) ensure that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it. Tenant shall endeavor to cause all of its insurance policies to provide that the insurer cannot cancel such policy or materially reduce coverage without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days after any material reduction of any policy of insurance required under this Article. Any self insurance or self insured retention provisions under, or with respect to, any insurance policies maintained by Tenant hereunder shall be subject to Landlord’s prior written approval, which Landlord may give or withhold in its reasonable discretion.

14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary.

15. Waiver of Subrogation Rights. Each party, for itself and, without affecting any insurance maintained by such party, on behalf of its insurer, releases and waives any right to recover against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

16. Tenant’s Waiver of Liability and Indemnification.

16.1 Waiver and Release. Subject to the terms of this Section 16.1, to the fullest extent permitted by Requirements, except for Claims Landlord has expressly agreed to indemnify Tenant for under Section 16.2(a)(ii) below, neither Landlord nor any of Landlord’s employees officers, directors, shareholders, partners, and/or members (together, the “Indemnitees”) shall be liable to Tenant, and Tenant waives as against and releases Landlord and the other Indemnitees from, any and all Claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Project, arising at any time and from any cause whatsoever. The foregoing waiver shall apply to (i) Claims caused, in whole or in part, by any third party (including any tenant or other occupant of the Project, or Landlord’s agents, contractors, licensees, invitees or representatives), (ii) Claims caused in whole or in part by any active or passive act, error, omission or ordinary negligence, of Landlord or any other Indemnitee, (iii) Claims in which liability without fault or strict liability is imposed, or sought to be imposed, on Landlord or any other Indemnitee, and (iv) Claims caused, in whole or in part, by earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, windows, basement or other portion of the Premises or Project. Notwithstanding the foregoing, the foregoing waiver shall not apply: to the extent that a Claim against an Indemnitee was proximately caused by such Indemnitee’s fraud, gross negligence, willful injury to person or property, violation of Requirements or breach of this Lease. In that event, however, the waiver under this Section 16.1 shall remain valid for all other Indemnitees. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.1 are fully, finally, and absolutely barred by the applicable statutes of limitations. Tenant acknowledges that this Section was negotiated with Landlord, that the consideration for it is fair and adequate, and that Tenant had a fair opportunity to negotiate, accept, reject, modify or alter it.

16.2 Indemnification.

(a) Indemnity.

(i) To the fullest extent permitted by Requirements, Tenant shall indemnify, defend, protect and hold Landlord and the other Indemnitees harmless of and from third party Claims to the extent arising out of or in connection with the following (including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Indemnitees, any immunity to which Tenant may be entitled under any worker’s compensation laws): (a) the making of Alterations, or (b) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (i) the use or occupancy of, or the conduct of business in, the Premises; (ii) damage to the Building Systems of the Project caused by Tenant; (iii) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the

Project; (iv) any other occurrence or condition in or on the Premises; and (v) negligent acts or omissions of Tenant or any other Tenant Parties in or about any portion of the Project. The foregoing indemnification shall not apply in favor of any particular Indemnitee to the extent that a Claim was proximately caused by the willful misconduct or gross negligence of such Indemnitee. In that event, however, the indemnification under this Section 16.2(a)(i) shall remain valid for all other Indemnitees.

(ii) To the fullest extent permitted by Requirements, Landlord shall indemnify, defend, protect and hold Tenant harmless of and from third party Claims to the extent arising out of or in connection with any occurrence, accident or injury within the Common Areas caused by the negligence or willful misconduct of Landlord, including, but not limited to, Claims brought by or on behalf of employees of Landlord, with respect to which Landlord waives, for the benefit of Tenant, any immunity to which Landlord may be entitled under any worker’s compensation laws. The foregoing indemnification shall not apply in favor of Tenant to the extent that a Claim was proximately caused by the willful misconduct or gross negligence of Tenant or any Tenant Party.

(b) Counsel. Each party shall have the right to reasonably approve legal counsel proposed by the other party for defense of any Claim indemnified against hereunder or under any other provision of this Lease.

(c) Survival. The provisions of this Section 16.2 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

17. Assignment and Subletting.

17.1 Compliance Required. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons other than Tenant and Tenant Parties (each of the foregoing is referred to herein as a Transfer and are collectively referred to as “Transfers” and any person to whom any Transfer is made or sought to be made is referred to as a “Transferee”). Any Transfer made without complying with this Article 17 shall, at Landlord’s option, be null, void and of no effect. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable by Landlord against Tenant. For purposes of this Lease, the term Transfer shall include: (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution, merger, consolidation or other reorganization of the partnership, or the sale or other transfer of more than an aggregate of fifty percent (50%) of the partnership interests of Tenant; (ii) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or the dissolution, merger, consolidation or other reorganization of the limited liability company; and (iii) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than sales on a public stock exchange), or the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, the nature of the Transferee’s proposed business use for the Premises, the portion of the Premises to be Transferred (the “Subject Space”); the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein, including certified financial information for the two (2) year period immediately preceding Tenant’s request, credit reports, the business background and references regarding the Transferee, an opportunity to meet and interview the Transferee, and Tenant’s good faith estimate of the amount of Transfer Premium (as defined below), if any, payable in connection with the proposed transaction. Within twenty (20) days after the later of such interview or the receipt of all such information required by Landlord, or within thirty (30) days after the date of Tenant’s request to Landlord if Landlord does not request additional information or an interview, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; (ii) decline to consent to the assignment or sublease; or (iii) in the case of a subletting, sublet from Tenant the portion of the Premises proposed to be sublet on the terms and conditions set forth in Tenant’s request to Landlord, unless the rent terms exceed the Base Rent allocable to the portion of the Premises proposed to be subleased payable by Tenant hereunder, in which event only such Base Rent shall be payable by Landlord under such subletting. If Landlord consents to a Transfer, but the execution of a written agreement evidencing such Transfer does not occur within ninety (90) days after the date of such consent, or if the terms of the proposed Transfer materially change from those set forth in Tenant’s request for Landlord’s consent, Tenant shall submit a new request for Landlord’s consent, and the Subject Space shall again be subject to Landlord’s rights under this Section 17.2.

17.3 Standards and Conditions for Landlord Approval.

(a) Reasons to Withhold Consent. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (a) if there exists an Event of Default; (b) if the Transferee is a governmental or quasi-governmental agency, foreign or domestic; (c) if the Transferee is an existing tenant in the Building and Landlord has comparable space available in the Project to lease to such existing tenant; (d) if Tenant has not demonstrated to Landlord’s reasonable satisfaction that the Transferee is financially responsible, with sufficient Net Worth and net current assets, to meet the financial and other obligations of this Lease; (e) if, in Landlord’s sole judgment, the Transferee’s use and/or occupancy of the Premises would (i) violate any of the terms of this Lease or the lease of any other tenant in the Project, (ii) not be comparable to and compatible with the types of use by other tenants in the Building, (iii) fall within any category of use for which Landlord would not then lease space in the Building under its leasing guidelines and policies then in effect, (iv) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (v) result in increased density per floor or require increased services by Landlord; (f) in the case of a sublease, it would result in more than three (3) occupancies in the Premises; (g) if in Landlord’s reasonable judgment the business reputation of the Transferee is not consistent with that of other tenants of the Building; (h) in the case of a sublease, if the rent payable by the subtenant is less than the then prevailing rate being charged by Landlord for the lease of comparable space in the Building; or (i) the Transferee is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives Tenant’s request for consent, to lease space in the Building. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified, and, in the case of a sublease, Tenant shall not voluntarily terminate the sublease, without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

(b) Waiver. Notwithstanding any contrary provision of law, including, without limitation, California Civil Code Section 1995.310, the provisions of which Tenant hereby waives, Tenant shall have no right to terminate this Lease, and no right to damages for breach of contract, in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment, and Tenant’s sole remedy in such event shall be to obtain a determination reversing the withholding of such consent or finding such consent to be deemed given by virtue of such unreasonable delay.

17.4 Costs and Expenses. As a condition to the effectiveness of any Transfer under this Article 17, Tenant shall pay to Landlord its then specified processing fee and all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, actually incurred by Landlord in evaluating Tenant’s requests for consent or notifications for Transfer, whether or not Landlord consents or is required to consent to a Transfer, which shall not exceed $3,500 if Tenant uses Landlord’s standard form of consent agreement without material change. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Tenant shall also pay to Landlord all reasonable and actual costs and expenses incurred by Landlord due to a Transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.

17.5 Payment of Transfer Premium and Other Consideration.

(a) Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord, fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. The term “Transfer Premium” means all rent, additional rent or other consideration paid by such Transferee (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other personal property) for the Subject Space in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is Transferred), after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions (not to exceed commissions typically paid in the San Francisco office market at the time of such Transfer), (b) reasonable legal fees and expenses in connection with the Transfer, (c) any Alterations to the Subject Space made by Tenant in connection with the Transfer, and (d) marketing expenses and any other reasonable out-of-pocket expenses reasonably incurred by Tenant in connection with the Transfer, provided that Tenant shall furnish Landlord with copies of bills or other documentation substantiating such costs. For purposes of calculating the Transfer Premium when the Transfer Premium is not paid to Tenant in a lump sum, all Permitted Transfer Costs shall be amortized on a straight-line basis, without interest, over the relevant term of the Transfer. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. Payment of the Transfer Premium payable to Landlord hereunder shall be made (1) in the case of a Transfer other than a sublease, within ten (10) days after Tenant or the prior owners of Tenant, as the case may be, receive(s) the consideration described above, and (2) in the case of a sublease, on the first day of each month during the term of such agreement, the Transferee shall pay directly to Landlord fifty percent (50%) of the amount by which the rent, additional rent and other consideration due from the Transferee to Tenant under such lease for such month (less any Permitted Transfer Costs, as amortized on a monthly, straight-line basis over the term of such agreement) exceeds the Rent payable by Tenant under this Lease with respect to the Subject Space for such month (calculated on a per rentable square foot basis). In the case of an assignment, Tenant and the assignee shall be jointly and severally liable for payment of any Transfer Premium. Tenant shall furnish upon Landlord’s request, a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and will derive from such Transfer.

(b) Audit. Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times with advance written notice to Tenant to audit the books, records and papers of Tenant relating to an assignment or sublease, and shall have the right to make copies thereof, subject to the confidentiality obligations set forth herein and during normal business hours, and provided that no period may be audited more than once. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall pay the deficiency within thirty (30) days after demand, and if understated by more than five percent (5%), Tenant shall pay the costs of Landlord’s audit.

17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein. The surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as an assignment by Tenant. No sublease, once consented to by Landlord, shall be modified or terminated (other than pursuant to the express terms thereof) without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains (i) in the case of an assignment, the assumption by the assignee as required under this Section, or (ii) in the case of a sublease, recognition by the sublessee, of the provisions of this Section 17.6, and which assignment or sublease shall otherwise be in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, and shall constitute an Event of Default.

17.7 Landlord’s Recapture Right. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the following option with respect to any assignment, sublease or other transfer (other than to a Related Company) proposed by Tenant:

(i) By written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receiving Tenant’s written request for consent to any Transfer to recapture the Subject Space, Landlord may elect to terminate this Lease with respect to the Subject Space. A timely Recapture Notice terminates this Lease with respect to the Subject Space, effective as of the effective date of transfer specified in Tenant’s written request to Landlord for consent to any Transfer. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the Transfer proposed by Tenant.

(ii) To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space without terminating this Lease as to all of the Premises, the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the RSF of the Premises retained by Tenant after Landlord’s recapture and the denominator of which is the total RSF of the Premises before Landlord’s recapture. Additional Rent, to the extent that it is calculated on the basis of the RSF of the Premises, shall be reduced to reflect Tenant’s proportionate share based on the RSF of the Premises retained by Tenant after Landlord’s recapture. This Lease as so amended shall continue thereafter in full force and affect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Tenant’s sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant.

17.8 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters.

17.9 No Encumbrance; No Change in Permitted Use. Notwithstanding anything to the contrary contained in this Article 17, (i) Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant, and (ii) Tenant shall have no right to propose (and Landlord shall have no obligation to consider or approve) any assignment or subletting which entails any change in the Permitted Use. Without limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and Tenant has no right to, encumber, pledge, or hypothecate any Alterations, including fixtures.

17.10 Right to Assign or Sublease Without Landlord’s Consent.

(a) Sale of Stock on Public Exchange. Notwithstanding the provisions of Section 17.1 above, the provisions of this Article shall not apply to (i) the transfer of stock in Tenant so long as Tenant is a publicly traded corporation, which stock is listed on a national or regional stock exchange or over the counter stock exchange, or (ii) the issuance of stock in Tenant in a public offering.

(b) Permitted Transfers. Notwithstanding the provisions of Section 17.1 above, Tenant shall have the right, without Landlord’s consent, but with prior notice to Landlord, to assign this Lease to, or sublease the Premises to, or permit occupancy of the Premises by, a Related Company; provided that (i) the original Tenant named herein shall be the assignor or sublessor; (ii) at least thirty (30) days prior to the effective date of the assignment or sublease, Tenant shall furnish Landlord with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transaction under this Section 17.10(b); (iii) the assignment or sublease under this Section 17.10(b) is made for a good faith operating business purpose and not as a subterfuge to evade the obligations and restrictions relating to transfers set forth in this Article 17; (iv) the proposed transferee’s use of the Premises shall be the Permitted Use; (v) in the case of an assignment, Tenant shall deliver to Landlord, prior to the effective date of the assignment, an agreement, in form reasonably acceptable to Landlord, evidencing the assignment and assumption by the assignee of Tenant’s obligations under this Lease; and (vi) in the case of a sublease, Tenant shall deliver to Landlord, prior to the effective date of the sublease, an agreement, in form reasonably acceptable to Landlord, evidencing the assumption by the subtenant of Tenant’s obligations under this Lease with respect to the subleased premises. The effectuation of any transaction under this Section 17.10(b) shall be subject to Sections 17.4, 17.6, 17.8 and 17.9 above, but shall not be subject to compliance with Sections 17.5 or Section 17.7 above.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations, and, after notice thereof, with all reasonable, non-discriminatory modifications and additions thereto from time to time promulgated in writing by Landlord. Landlord shall not be responsible to Tenant, or any of the other Tenant Parties, for noncompliance with any Rules and Regulations by any other tenant, sublessee, or other occupant of the Project and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members. Landlord shall enforce the Rules and Regulations against all occupants of the Project in a nondiscriminatory manner.

19. Entry of Premises by Landlord; Modification to Common Areas.

19.1 Entry of Premises. Subject to the conditions below and Tenant’s reasonable security requirements and procedures, including without limitation, the requirement to execute Tenant’s commercially reasonable nondisclosure agreement (provided that janitorial or maintenance contractors employed by Landlord in the operation and maintenance of the Building may execute a single commercially reasonable nondisclosure agreement covering all of their employees and agents who will have access to the Premises), Landlord and its authorized agents, employees, and contractors may, upon not less than one (1) Business Days’ prior notice thereof to Tenant (except in the event of an emergency, regularly scheduled maintenance or janitorial services, or in response to a specific Tenant request for service), enter the Premises at reasonable times, to: (i) inspect the same; (ii) exhibit the same to prospective purchasers, Encumbrancers or tenants; (iii) supply any services to be provided by Landlord hereunder; (iv) post notices of nonresponsibility or other notices permitted or required by law; and (v) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Project, including the Building Systems. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Section 19.1. Landlord shall use commercially reasonable efforts to minimize any interference with the operation of Tenant’s business at the Premises to the extent reasonably practicable during any entry by Landlord or Landlord’s agents, employees, and contractors upon the Premises. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas. Notwithstanding the foregoing, if Landlord requires entry to the Premises (other than in event of an emergency) with any third parties other than those persons who provide routine or regularly scheduled services or property management services to the Building, Landlord shall notify Tenant as required by this Section and Tenant reserves the right (to be exercised at the time of Landlord’s notice of such entry) to designate a representative of Tenant to accompany Landlord and such third parties during such entry upon the Premises.

19.2 Modifications to Common Areas. Landlord shall have the right, in its sole discretion, from time to time, to: (i) make changes to the Common Areas and/or the Project, including, without limitation, changes in the location, size, shape and number of any Common Area amenity, installation or improvement, such as the driveways, entrances, Parking Facility, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (iii) close temporarily any of the Common Areas and/or the Project for maintenance purposes so long as reasonable access to the Premises remains available; (iv) add additional buildings and improvements to the Common Areas and/or the Project (including, without limitation, elevators, stairways and stairwells, etc.) or remove existing buildings or improvements therefrom; (v) use the Common Areas and/or the Project while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (vi) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas and/or the Project as Landlord may, in its sole discretion, deem to be appropriate; provided, however, Tenant shall at all times have reasonable access to the Premises. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project that are located within the Premises or located elsewhere in the Project. In addition, Landlord shall have the right to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord’s sole judgment tend to attract the public. Upon ninety (90) days’ prior written notice to Tenant, Landlord also shall have the right to modify Tenant’s signage on the building directory as set forth in Section 31.1 to conform to any alterations to the overall design for the Project made by Landlord.

19.3 Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Landlord shall use commercially reasonable efforts to minimize any interference with the operation of Tenant’s business at the Premises to the extent reasonably practicable during any entry by Landlord or Landlord’s agents, employees, and contractors upon the Premises. Without limiting the generality of Section 15 above and Landlord’s obligation to use such commercially reasonable efforts to minimize such interference, so long as Tenant has access to the Premises at all times, Tenant hereby agrees that Landlord’s activities under this Article 19 shall in no way constitute an actual or constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Without limiting Section 15 above, Section 22.2 below or Landlord’s obligation to use commercially reasonable efforts to minimize any interference with the operation of Tenant’s business at the Premises to the extent reasonably practicable as set forth above, so long as Tenant has access to the Premises at all times, Landlord shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s activities under this Article 19, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or loss of use of Tenant’s personal property or improvements resulting from Landlord’s activities hereunder, or for any inconvenience or annoyance occasioned by such activities, unless such damages were caused by Landlord’s gross negligence or willful misconduct.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant:

(i) Tenant fails to pay any Rent when due, unless such failure is cured within three (3) Business Days after notice of such default from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to make any payment within three (3) Business Days after Landlord has given Tenant written notice under this Section 20.1(i) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant; or

(ii) Tenant fails to obtain Landlord’s prior written consent to any Transfer in violation of Article 17; or

(iii) Tenant fails to deliver evidence of insurance, an estoppel certificate, or financial statements to Landlord within the time periods required by Article 14 and Sections 23.1 and 33.20, respectively, unless such failure to delivery is cured within five (5) Business Days of Landlord’s notice of such default to Tenant; or

(iv) Tenant fails to remove any lien or encumbrance arising out of any work performed, materials furnished or obligations incurred by Tenant within the time period required by Article 11, unless such failure is cured within five (5) Business Days of Landlord’s notice of such default to Tenant; or

(v) Tenant fails to observe or perform any other agreement or covenant of this Lease, and such failure continues for more than thirty (30) days after written notice from Landlord; provided that if such failure cannot reasonably be cured within a thirty (30) day period, an Event of Default shall not be deemed to have occurred if Tenant promptly commences such cure within said period of thirty (30) days, thereafter diligently pursues and completes such cure within sixty (60) days after Landlord’s written notice; or

(vi) Tenant (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property; or

(vii) Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within thirty (30) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such person or entity; or

(viii) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days.

If Tenant defaults under any particular provision of this Lease on two (2) separate occasions during any 12-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Event of Default. The notice periods provided in Section 20.1(i) through Section 20.1(viii) above are in lieu of, and not in addition to, any notice periods provided by Applicable Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

20.2 Landlord’s Remedies Upon Occurrence of Event of Default. Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

(a) Termination. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

As used in Sections 20.2(a)(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 20.2(a)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. For the purpose of determining unpaid Rent under Sections 20.2 (i), (ii) and (iii) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under this Lease. For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amount of increases in Escalation Rent shall be projected based upon the average rate of increase, if any, in Escalation Rent through the time of award.

(b) Civil Code Section 1951.4. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(c) Other Remedies. Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 20.2(a) and 20.2(b), above, or any Applicable Law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

20.3 Sublease of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default as set forth in this Article 20, Landlord shall have the right, to (a) terminate any sublease, license, concession or other occupancy agreement entered into by Tenant and affecting the Premises, or, in Landlord’s sole and absolute discretion, or (b) succeed to Tenant’s interest in such subleases, licenses, concessions or other agreements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or other agreements, Tenant shall, as of the date of Landlord’s notice of such election, have no further right to or interest in the Rent or other consideration receivable thereunder.

20.4 Effort to Relet. Unless Landlord provides Tenant with express written notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder.

20.5 Landlord’s Right to Cure Defaults. Upon the occurrence of an Event of Default, Landlord may, at its option, take any reasonable action to cure the Event of Default, without waiving its rights and remedies against Tenant or releasing Tenant from any of its obligations hereunder. Notwithstanding the preceding sentence, in the event of an emergency or other circumstance in which Tenant’s failure to take immediate action may result in injury to persons or damage to property, Landlord may, at its option, take any reasonable action to perform any obligation of Tenant, after first giving such prior notice to Tenant and an opportunity for Tenant to cure as may be reasonable under the circumstances. All reasonable out-of-pocket costs actually paid by Landlord in performing Tenant’s obligations as set forth in this Section 20.5 plus a supervision fee equal to five percent (5%) of the first $100,000 in costs of performing the obligation and one percent (1%) of costs in excess of $100,000, shall be paid by Tenant to Landlord within thirty (30) days after demand. If Landlord enters the Premises, or any portion thereof, in order to effect cure hereunder, Tenant waives all Claims which may be caused by Landlord’s so entering the Premises, and Tenant shall indemnify, defend, protect and hold Landlord, and the other Indemnitees harmless from and against third party Claims resulting from any actions of Landlord to perform obligations on behalf of Tenant hereunder, except in each case to the extent due to any gross negligence or willful misconduct on the part of Landlord or any other Indemnitee(s). No entry by Landlord to the Premises or obligations performed by Landlord in the Premises under this Section 20.5 shall constitute a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

20.6 Waiver of Forfeiture. Tenant hereby waives, for Tenant and for all those claiming by, through or under Tenant, the provisions of Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any rights, now or hereafter existing, to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination of this Lease.

20.7 Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Except any termination rights expressly set forth in this Lease, in no event shall Tenant have the right to terminate or rescind this

Lease as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for Landlord’s failure to perform hereunder and for breach of any promise or inducement shall be limited to the remedies set forth in this Section 20.8 and suit for damages and/or injunction.

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination and Attornment. Landlord represents that the Project is currently not encumbered by any Encumbrances as of the Lease Date. This Lease and all of Tenant’s rights hereunder shall be automatically subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance; provided, that, so long as Tenant is not in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect notwithstanding any foreclosure, deed-in-lieu of foreclosure or other exercise of remedies by the holder of any Encumbrance. If any proceeding is brought for the foreclosure of any such Encumbrance (or if by deed in lieu of foreclosure the Property is obtained by Encumbrancer or any purchaser, or if any ground lease is terminated), then (i) Tenant shall attorn, without any deductions or set-offs whatsoever, to the Encumbrancer or purchaser or any successors thereto upon any foreclosure sale or deed in lieu thereof (or to the ground lessor) and (ii) Tenant shall recognize such purchaser or Encumbrancer as the “Landlord” under this Lease, provided that such Encumbrancer agrees not to disturb Tenant’s possession of the Premises so long as Tenant is not in default under this Lease beyond any applicable cure period. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer. The provisions of this Section 21.1 shall be self-operative without execution of any further instruments; provided, however, within ten (10) Business Days after request by Landlord or any Encumbrancer, Tenant shall execute such further commercially reasonable instruments or assurances which are consistent with the provisions of this Article 21 to evidence or confirm the subordination or superiority of this Lease to any such Encumbrance; provided, that, such instrument or assurance shall provide that so long as Tenant is not in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect notwithstanding any foreclosure, deed-in-lieu of foreclosure or other exercise of remedies by the holder of any Encumbrance. Tenant waives the provisions of any Requirement which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding, deed in lieu thereof or sale. Tenant agrees with Encumbrancer that if Encumbrancer or any foreclosure sale purchaser shall succeed to the interest of Landlord under this Lease, Encumbrancer shall not be (i) liable for any action or omission of any prior Landlord under this Lease (except for any acts or omissions of which Encumbrancer had received notice in writing, and are continuing), (ii) subject to any offsets or defenses which Tenant might have against any prior Landlord (except for any offsets or defenses of which Encumbrancer had received notice in writing, and are continuing), (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) liable for any Deposit or Letter of Credit (each as defined below) not actually received by such Encumbrancer. Tenant agrees that the foregoing list may be expanded in connection with the execution of a subordination, non-disturbance and attornment agreement by and among Landlord, Tenant and Encumbrancer, to include additional commercially reasonable limitations on the Encumbrancer’s liability.

21.2 Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, upon receipt by Tenant of notice from any Encumbrancer or from Landlord, which notice sets forth the address of such Encumbrancer, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Encumbrancer at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28), and the curing of any of Landlord’s defaults by such Encumbrancer within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building if such Encumbrancer elects to do so) shall be treated as performance by Landlord.

21.3 Rent Payment Direction. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of an Encumbrance (a “Rent Payment Direction”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Direction notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Direction, or Tenant’s compliance therewith, shall not be deemed to: (i) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (ii) relieve Landlord of any obligations under this Lease. Tenant shall be entitled to rely on any Rent Payment Direction, and Landlord irrevocably directs Tenant to comply with any Rent Payment Direction, notwithstanding any contrary direction, instruction, or assertion by Landlord.

22. Sale or Transfer by Landlord; Lease Non-Recourse.

22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and/or in the Project, or any portion thereof. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building and such successor accepts, all liabilities and obligations of the original Landlord or such successor under this Lease, from and after the date of such transfer, shall terminate as of the date of such transfer, the original Landlord or such successor shall automatically be released therefrom as of the date of such transfer, and thereupon all such liabilities and obligations from and after the date of such transfer shall only be binding upon the new owner. Tenant shall attorn to each such new owner. If in connection with any transfer effected by the then Landlord hereunder, such Landlord transfers any Deposit, Letter of Credit or other security provided by Tenant to Landlord for the performance of any obligation of Tenant under this Lease, then such Landlord shall be released from any further responsibility or liability for such Deposit, Letter of Credit or other security.

22.2 Lease Nonrecourse to Landlord; Limitation of Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount that is equal to the lesser of (i) the interest of Landlord in the Project including without limitation rents and condemnation and insurance proceeds from the Project, and Landlord’s equity interest in the Project, or (ii) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the fair market value of the Project. None of the employees, officers, directors, shareholders, partners, members, and trustees comprising either Landlord or Tenant shall have any personal liability for any default by Landlord or Tenant under this Lease, and Tenant and Landlord hereby expressly waive and release such personal liability. Notwithstanding any contrary provision herein, neither Landlord, Tenant nor any of their respective employees, officers, directors, shareholders, partners, members, and trustees shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; provided, however, the foregoing waiver shall not apply to Tenant’s indemnity obligations under Section 25 of this Lease or the parties obligations under Section 33.33 below. For avoidance of doubt, the foregoing waiver shall apply to all of the parties’ indemnity obligations under this Lease other than as set forth in Section 25 below. The limitations of liability contained in this Section 22.2 shall inure to the benefit of Landlord and Tenant and their respective present and future employees, officers, directors, shareholders, partners, members, and trustees and their respective heirs, successors and assigns.

23. Estoppel Certificate.

23.1 Procedure and Content. Within ten (10) days after Landlord’s request therefor, Tenant shall execute, acknowledge, and deliver to Landlord an estoppel certificate certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date and Rent Commencement Date if such date is not specified as a date certain in the Basic Lease Information, and the Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that there exists no Event of Default, except as to any Events of Default specified in the certificate; (vi) that no default of Landlord under this Lease is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other matters as may be requested by Landlord. If requested by Landlord, Tenant shall attach to any such certificate a copy of this Lease, and any amendments thereto, and include in such certificate a statement by Tenant that such attachment is a true, correct and complete copy of this Lease, including all modifications thereto. In addition, at Landlord’s request, any guarantor of Tenant’s obligations hereunder shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord reaffirming such guarantor’s guaranty of Tenant’s obligations.

23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Project or Encumbrancer and, at Landlord’s request, Tenant shall deliver such certificate to any such person or entity.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25. Holding Over. No holding over by Tenant past the Expiration Date shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease: (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to (a) one hundred twenty-five percent (125%) of the Base Rent in effect during the last month of the Term for the first month of holdover, (b) one hundred fifty percent (150%) of the Base Rent in effect for the last month of the Term for the second (2nd) through sixth (6th) months of holdover, and (c) two hundred percent (200%) of the Base Rent in effect during the last month of the Term thereafter; Tenant shall indemnify, defend, protect and hold harmless Landlord, the other Indemnitees, and any tenant to whom Landlord has leased all or part of the Premises from Claims (including loss of rent loss to Landlord or additional rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by Landlord, such other Indemnitees, or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute an Event of Default. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by written notice from Landlord to Tenant. Within ten (10) business days after Tenant’s request, Landlord shall provide Tenant a written notice setting forth any leases or other occupancy agreements for the Premises or any portion thereof entered into by Landlord as of the date of such request and which will commence after the expiration of the term of this Lease and for which Landlord may suffer Claims if Tenant fails to timely vacate the Premises.

26. Security Deposit.

26.1 Delivery of Security Deposit. Within five (5) business days of Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, either a cash security deposit in the Deposit Amount or an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) in the form attached hereto as Exhibit D and containing the terms required herein, payable upon presentation to an operating retail branch located in San Francisco, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the Deposit Amount set forth in the Basic Lease Information. The Letter of Credit or cash security deposit, as the case may be, shall be referred to herein as the “Security Deposit”. The Letter of Credit shall (a) be “callable” at sight, irrevocable and unconditional, (b) be maintained in effect, whether through renewal (pursuant to a so-called “evergreen provision”) or extension, for the period from the Commencement Date and continuing until the date that is ninety (90) days after the expiration of the Term or the date of termination of the Lease (the “LC Expiration Date”), and Tenant shall deliver to Landlord a new Letter of Credit, certificate of renewal or extension amendment at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (c) be fully transferrable by Landlord, its successors and assigns, (d) permit partial draws and multiple presentations and drawings, and (e) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev), International Chamber of Commerce Publication #600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”)) shall be acceptable to Landlord, in Landlord’s reasonable discretion. If Landlord notifies Tenant in writing that the Bank which issued the Letter of Credit has become financially unacceptable because the above requirements are not met or the Bank has filed bankruptcy or reorganization proceedings or is placed into a receivership or conservatorship, or the financial condition of the Bank has changed in any other materially adverse way, then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements of this Article 26. If Tenant does not so provide Landlord with a substitute Letter of Credit within such thirty (30) day period, then Landlord, or its then managing agent, shall have the right to draw upon the then current Letter of Credit. In addition to Landlord’s rights to draw upon the Letter as otherwise described in this Article 26, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (A) such amount is an obligation of Tenant under the Lease that is past-due beyond applicable notice and cure periods under the terms and conditions of this Lease; (B) Tenant has filed a voluntary petition under the Bankruptcy Code, (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, (D) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date, or (E) Tenant has failed to deliver a new Letter of Credit or amendment to the existing Letter of Credit increasing the stated amount as required under the terms of this Lease. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. Tenant shall be responsible for paying the Bank’s fees in connection with the issuance of any Letter of Credit, certificate of renewal or extension amendment. At any time, Tenant may replace the Letter of Credit with a cash Security Deposit (at which time Landlord shall concurrently return the Letter of Credit) or replace a cash Security Deposit with a Letter of Credit meeting the requirements of this Article 26 (at which time Landlord shall concurrently return the cash Security Deposit).

26.2 Transfer of Security Deposit. The Letter of Credit shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Security Deposit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor arising after such transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Security Deposit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

26.3 In General. If, for any reason, (a) the amount of the Security Deposit becomes less than the Deposit Amount, subject to reduction in accordance with Section 26.6 below, or (b) the Deposit Amount is required to be increased under any terms and conditions of this Lease, then Tenant shall, within ten (10) days thereafter provide Landlord with an additional cash Security Deposit or additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Deposit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 26, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 20.1 above, the same shall constitute a default by Tenant under this Lease (unless Tenant cures such default within five (5) days after written notice from Landlord to Tenant). Tenant further covenants and warrants that it will neither assign nor encumber the Security Deposit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 26, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 26, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to applicable notice and cure periods) and/or to pay for all losses and damages that Landlord has actually suffered as a result of any breach or default by Tenant under this Lease (subject to applicable notice and cure periods), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets, provided that Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages actually suffered by Landlord as a result of any breach or default by Tenant under this Lease (including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code); provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

26.4 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any uncured breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, in each case beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and the use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

26.5 Security Deposit. Any cash Security Deposit provided by Tenant and any proceeds drawn under the Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the “Deposit”). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit, and Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease as set forth in Section 20.1, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord actually suffers thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease if Tenant does not cure such failure within five (5) days after written notice from Landlord to Tenant. At any time that Landlord is holding proceeds of the Letter of Credit pursuant to this Section 26.5, Tenant may deposit a Letter of

Credit that complies with all requirements of this Article 26, in which event Landlord shall return the Deposit to Tenant within ten (10) days after receipt of the Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within ninety (90) days following the later of the expiration of the Term or Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. Upon termination of Landlord’s interest in this Lease, if Landlord transfers the Deposit (or the amount of the Deposit remaining after any permitted deductions) to Landlord’s successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Deposit that was actually transferred to the successor in interest.

26.6 Burn Down of Deposit Amount. Notwithstanding the foregoing or anything to the contrary, the Deposit Amount shall be subject to reduction in accordance with this Section 26.6. For purposes of this Lease, the term “Measurement Date” shall mean December 31, 2016 and each December 31 thereafter during the Term (including any extension thereof). On or before the date which is forty-five (45) days after each Measurement Date, Tenant shall deliver to Landlord (A) financial statements of Tenant (including a balance sheet, statement of cash flows and profit and loss statement) for the calendar year ending on such Measurement Date, together with a certificate of Tenant’s auditor (or if audited financial statements are not available, then a certificate signed by an officer of Tenant) to the effect that such financial statements were prepared in accordance with GAAP and fairly present the financial condition and operations of Tenant for, and as of the end of, such calendar year and (B) a written statement from an officer of Tenant stating whether as of the particular Measurement Date Tenant does or does not meet each of the criteria set forth in Section 26.6(d) below (collectively, the “Measurement Package”). After receipt of each Measurement Package, Landlord may request (and Tenant shall provide) such additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) below.

(a) Within thirty (30) days after Landlord’s receipt of the Measurement Package for the calendar year ending December 31, 2016 and any additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) below, Landlord shall determine in good faith whether Tenant meets each of the criteria set forth in Section 26.6(d) below. If Landlord determines in good faith that Tenant meets each of the criteria set forth in Section 26.6(d) below, then thereafter the Deposit Percentage and the Deposit Amount shall be reduced to seventy-five percent (75%) of the original Deposit Amount.

(b) Within thirty (30) days after Landlord’s receipt of the Measurement Package for the calendar year ending December 31, 2017 and any additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) below, Landlord shall determine in good faith whether Tenant meets each of the criteria set forth in Section 26.6(d) below. If Landlord determines in good faith that Tenant meets each of the criteria set forth in Section 26.6(d) below, then thereafter the Deposit Percentage and the Deposit Amount shall be reduced to fifty percent (50%) of the original Deposit Amount.

(c) Within thirty (30) days after Landlord’s receipt of the Measurement Package for the calendar year ending December 31, 2018 and any additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) below, Landlord shall determine in good faith whether Tenant meets each of the criteria set forth in Section 26.6(d) below. If Landlord determines in good faith that Tenant meets each of the criteria set forth in Section 26.6(d) below, then thereafter the Deposit Percentage and the Deposit Amount shall be reduced to twenty-five percent (25%) of the original Deposit Amount.

(d) The Security Deposit will only be reduced in accordance with the foregoing Sections if at the applicable Measurement Date, Tenant meets the following criteria:

(i) Tenant has a Net Cash Balance of at least ten million dollars ($10,000,000) (or, if Tenant leases any space in the Project in addition to the initial Premises, then at least fifteen million dollars ($15,000,000);

(ii) Tenant has a Financial Rating Ratio of 2.5 or higher; and

(iii) Tenant’s Net Cash Balance shall be greater than an amount equal to Tenant’s Net Cash Flow for the six (6) months prior to the applicable Measurement Date divided by six (6) multiplied by twelve (12).

(iv) Notwithstanding anything to the contrary, Tenant is deemed to have achieved the criteria set forth in this Section 26.6(d)(iii) if Tenant’s average Net Cash Flow for the six (6) months prior to the applicable Measurement Date is positive.

(e) For purposes of this Section 26.6, if Tenant is unable to meet any of the criteria in Section 26.6(d) as of the December 31 set forth in Sections 26.6(a)-(c), then Tenant will not be entitled to reduce the Deposit Amount until the next date on the schedule set forth in Section 26.6(a)-(c).

26.7 Intentionally omitted.

26.8 Increase of Deposit Amount For Failure to Meet Financial Tests. If the Deposit Amount is reduced pursuant to Section 26.6 and within thirty (30) days after Landlord’s receipt of the Measurement Package for any calendar year thereafter and any additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) above, Landlord determines in good faith that Tenant does not meet each of the criteria set forth in Section 26.6(d) above, then thereafter the Deposit Percentage shall equal one hundred percent (100%) and the Deposit Amount shall be increased to an amount equal to $3,144,640.00. Tenant’s failure to timely deliver any Measurement Package or any additional information as Landlord may reasonably request for Landlord to determine whether Tenant does or does not meet each of the criteria set forth in Section 26.6(d) above within thirty (30) days after written notice from Landlord to Tenant shall be deemed to mean that Tenant does not meet each of the criteria set forth in Section 26.6(d) above. If the Deposit Amount is increased pursuant to this Section 26.8, then Tenant shall within ten (10) days thereafter provide Landlord with additional cash or letter(s) of credit in an amount equal to the increase (or a replacement letter of credit in the total Deposit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 26, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 20.1 above, the same shall constitute a default by Tenant under this Lease (unless Tenant cures such default within five (5) days after written notice from Landlord to Tenant).

26.9 Increase of Deposit Amount Related to Certain Improvements. If at any time, Tenant proposes to construct or install any Specialty Improvement, then Tenant shall obtain a good faith estimate from a licensed contractor of the cost to remove such Specialty Improvement and restore the Premises and the Project to the condition which existed prior to the construction or installation of such Specialty Improvement. Landlord shall promptly approve or reasonably disapprove such estimated cost. Such estimated cost as reasonably approved by Landlord shall be referred to herein as a “Restoration Amount”. Prior to commencement of each Specialty Improvement approved by Landlord in accordance with this Lease, Tenant shall provide Landlord with additional cash or letter(s) of credit in an amount equal to the applicable Restoration Amount (or a replacement letter of credit in the total Deposit Amount plus all Restoration Amounts in the aggregate), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 26, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in Section 20.1 above, the same shall constitute an Event of Default by Tenant under this Lease (unless Tenant cures such default within five (5) days after written notice from Landlord to Tenant). For purposes of clarification, the reductions of the Deposit Amount set forth in Section 26.6 above shall not apply with respect to any Restoration Amount and the term “Deposit Amount” as used in this Lease shall mean (i) the Deposit Amount set forth in the Basic Lease Information as increased or decreased pursuant to Section 26.6 through 26.8 above from time to time plus (ii) all Restoration Amount(s) in the aggregate.

27. Waiver. Failure by Landlord to declare an Event of Default upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such Event of Default, but Landlord shall have the right to declare such Event of Default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding Event of Default, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding Event of Default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date, shall constitute a waiver of any provision of this Lease or of any Event of Default, or operate as a surrender of this Lease.

28. Notices; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable courier service or by deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested. Notices shall be addressed if to Landlord, to Landlord’s Address for Notices set forth in the Basic

Lease Information, and if to Tenant, to Tenant’s Address set forth in the Basic Lease Information. Notices shall be effective on the date of receipt if mailed or on the date of hand delivery if hand delivered. If any such notice, approval, consent, demand and other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted. Landlord and Tenant may each change their respective addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected; provided, however, that any such address shall be a street address (and not a post office box). Any notices given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the courier service delivery record or return receipt) if sent by courier service or mailed.

29. Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represents and warrants that (i) Tenant is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, within ten (10) days after Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, as requested by Landlord from time to time or at any time, in order for Landlord to assess Tenant’s then authority under this Lease.

30. Parking; Transportation.

30.1 Lease of Parking Spaces.

(a) Initial Required Parking Spaces. For so long as Tenant leases the entire Suite 500, Tenant shall be obligated to lease the number of parking spaces in the Parking Facility as specified in the Basic Lease Information. The parking charges for such spaces shall be Two Hundred Twenty-Five Dollars ($225.00) per parking space per month during the Term (the “Parking Charge”). The Parking Charge shall be subject to increase from time to time in an amount that taxes imposed on the use of the parking spaces in the Parking Facility by any governmental or quasi-governmental authority. Parking Charges shall constitute Rent hereunder and shall be payable in advance, at the same time and in the same manner as Base Rent commencing on the Commencement Date.

(b) Additional Required Parking Spaces. In addition to the parking spaces Tenant is required to lease under Section 30.1(a), if Tenant leases the entire eastern half of any floor of the Building (other than Suite 500) and there is no common corridor from the same floor of the Parking Facility to the Common Areas, then for so long as Tenant leases the same, Tenant shall also be obligated to lease all of the parking spaces on the same floor of the Parking Facility (e.g. if Tenant leases the entire eastern half of the sixth (6th) floor of the Building, then Tenant shall also be required to lease all of the parking spaces on the sixth (6th) floor of the Parking Facility). The parking charges for such spaces shall be the Parking Charge.

(c) Elective Parking Spaces. Any additional month to month parking spaces that Tenant may from time to time request shall be at the Parking Facility’s then-prevailing rate and subject to availability in accordance with Landlord’s customary practices in managing the Parking Facility.

30.2 Use of the Parking Spaces. The use of the parking space shall be for the parking of motor vehicles used by Tenant, its officers, directors, invitees and employees only, and shall be subject to applicable Requirements. Parking spaces may not be assigned or transferred separate and apart from this Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. Further, if Tenant fails to pay Parking Charges when the same shall be due, then, upon written notice from Landlord, in addition to all other remedies available to Landlord, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. If Tenant’s rights to parking spaces terminate, or if Tenant relinquishes its rights to any parking, Tenant shall not have any right to any such terminated or relinquished parking for the remainder of the Term, and Landlord shall have no obligation to procure substitute parking for Tenant.

30.3 Management of Parking Facility. The Parking Facility shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers and employees park in the designated areas. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, any transferee, or their respective officers and employees. Landlord reserves the right to change, reconfigure, or rearrange the Parking Facility, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Parking Facility and do such other reasonable acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights. Landlord may, in its sole discretion, convert the Parking Facility to a reserved and/or controlled parking facility, or operate the Parking Facility (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Parking Facility to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Parking Facility, and to pay some or all of the Parking Charges directly to such operator.

30.4 Waiver of Liability. Subject to Section 15 above, Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Parking Facility, unless such damage is caused by Landlord’s willful misconduct and provided that the foregoing shall not preclude Tenant from pursuing any claims against any third party who is not Landlord. At Landlord’s request, Tenant shall cause its or any transferee’s officers and employees using Tenant’s parking spaces to execute an agreement confirming the foregoing.

31. Signs.

31.1 Building Directory. Landlord shall reserve on the directories located within the Building displaying the name of tenants a proportionate amount of space (based on the ratio that the RSF of the Premises bears to the RSF of the entire Building) identifying Tenant’s name. Landlord shall, at Landlord’s expense, perform the initial installation of Tenant’s name on such portion of the building directory (and any change thereto after the initial installation shall be performed by Landlord at Tenant’s cost and expense).

31.2 Interior Signage.

(a) Floor Signs. Landlord, at its cost, shall provide and install initial directional signage for Tenant that shall comply with the Building’s standard signage program on each floor of the Building in which the Premises is located. Any subsequent identifying signage shall be procured and installed by Landlord at Tenant’s expense.

(b) Restrictions. Tenant shall not place on any portion of the Premises any sign, poster, placard, lettering, banner, displays, graphic, advertising, or other material that is visible from the exterior of the Premises without Landlord’s prior written approval, which approval may be withheld in Landlord’s sole and absolute discretion.

31.3 Intentionally omitted.

31.4 Maintenance and Removal. Any signs, once approved by Landlord, shall be installed and removed only in strict compliance with Landlord’s approval and applicable Requirements, at Tenant’s expense, using a contractor first approved by Landlord to install same. Tenant, at its sole expense, shall maintain such sign in good condition and repair during the Term. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Prior to the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease.

32. Communications and Computer Lines and Equipment.

32.1 Lines and Equipment. Tenant may install, maintain, replace, remove or use its pro rata share of communications or computer wires and cables (collectively, “Lines”) at the Project to serve the Premises, and may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “Equipment”) in the Premises, provided that (i) Tenant shall obtain Landlord’s reasonable prior written consent, use the contractor reasonably specified by Landlord (which contractor may, but need not be, the entity managing the Building’s risers), and comply with all of the other provisions of this Lease and such other reasonable rules and procedures as may be established by Landlord from time to time, (ii) Lines and Equipment shall comply with all applicable Requirements and shall be subject to all other provisions of this Lease, (iii) Lines and Equipment shall not cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any equipment of any party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord or any tenant of the Project (collectively, “Interference”), (iv) Landlord shall allow access to the Building (including the Building’s MPOE room) to Tenant’s telecommunications services and equipment provider in connection with Lines and Equipment subject to the requirement that Tenant or any such third party shall be accompanied by a Landlord representative during any such access, (v) any right granted to Tenant to install, maintain and use Lines and Equipment shall be non-exclusive, (vi) Tenant shall pay all reasonable costs in connection with this Article 32, and (vii) in the case of Lines, (A) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (B) Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, and (C) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord.

32.2 Interference.

(a) Tenant’s Interference. Upon written notice of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within thirty (30) days after written notice by Landlord, if reasonably requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such thirty (30) day period that the Interference is not caused by Tenant’s Lines or Equipment, in which case, Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Article if it is determined that Tenant is the source of such Interference. If such Interference has not been corrected within thirty (30) days after written notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 32.3(c) below, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment.

(b) Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with Landlord and such other party to resolve such Interference in a mutually acceptable manner.

32.3 General Provisions.

(a) Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any Interference at the earliest practicable stage of consideration of such installation.

(b) Landlord’s Rights. Except as otherwise expressly set forth in this Lease, Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise.

(c) Removal. Except as otherwise expressly set forth in this Lease, Landlord reserves the right to require Tenant, upon reasonable written notice, to remove any Lines or Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 32.2(a) above. In addition, Tenant shall remove Lines and Equipment upon the expiration or earlier termination of this Lease in accordance with Section 33.13 below. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord. If Tenant fails to remove any Lines or Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 32, Landlord may, after three (3) days’ written notice to Tenant, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

(d) Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

(e) Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; or (iv) any Interference with Tenant’s Lines and/or Equipment caused by the lines and/or equipment of any other party, unless caused by Landlord’s willful misconduct or gross negligence. Tenant waives any right to claim that any occurrence described in clauses (i), (ii), (iii) or (iv) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

(f) Acknowledgment. Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to other tenants and occupants of the Project and to telecommunications service providers.

(g) No Solicitation. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Project to use its Lines or Equipment (including, without limitation, its wireless intranet, Internet and other communications network).

(h) Labeling. All Lines installed by Tenant shall be properly labeled with an identification system reasonably approved by Landlord.

33. Miscellaneous.

33.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

33.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

33.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refer to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including,” “such as,” or words of similar import, when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

33.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

33.5 Entire Agreement. This Lease and the Exhibits hereto identified in the Basic Lease Information contain all of the representations and warranties and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease and the Exhibits hereto. Neither Landlord nor Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members have made any warranties or representations with respect to the Premises or any other portion of the Project, except as expressly set forth in this Lease. Tenant acknowledges that all brochures and informational materials, as well as all communications from Landlord and Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members prior to the execution of this Lease, including without limitation, statements as to the identity or number of other tenants in the Project, the lease terms applicable to any such tenants or potential tenants, anticipated levels (or any matters which may affect anticipated levels) of expected business or foot traffic, demographic data, the suitability of the Premises for Tenant’s intended uses, and estimates of Escalation Rent, are and were made for informational purposes only, and Tenant agrees that such communications (i) are not and shall not be construed to be representations or warranties of Landlord, Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, or members as to the matters communicated, (ii) have not and will not be relied upon by Tenant, and (iii) have been the subject of independent investigation by Tenant. Without limiting the generality of the foregoing, Tenant is not relying on any representation, and Landlord does not represent, that any specific retail or office tenant or occupant or number of tenants shall occupy any space or remain open for business in the Project at any time during the Term, and Landlord reserves the right to effect such other tenancies in the Project as Landlord shall determine in the exercise of its sole judgment.

33.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

33.7 Costs and Expenses.

(a) Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the party failing to so perform or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such failure and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

(b) Reimbursement of Landlord’s Costs. Whenever Tenant provides notice to Landlord, requests Landlord’s consent under this Lease, or submits documents to Landlord for Landlord’s review, including, without limitation, under Articles 10 or 17 hereof, Tenant shall pay to Landlord all reasonable costs and expenses, including attorneys’ fees and disbursements, actually incurred by Landlord in connection therewith, provided that, upon Tenant’s request, Landlord shall give Tenant an estimate of such costs and expenses.

33.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld, conditioned or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the right to act in its sole discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

33.9 Brokers. Landlord shall pay to each of Landlord’s Broker and Tenant’s Broker a commission in connection with such brokers’ negotiation of this Lease to the extent set forth in a separate written agreement. Other than such brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.

33.10 Memorandum of Lease. Tenant shall, upon request of Landlord or any Encumbrancer, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto) in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

33.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease.

33.12 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease on account of strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, governmental controls, moratorium, actions or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals or other authorizations), civil commotion, fire or other acts of God, national emergency, acts of war or terrorism, injunction or court order, or any other cause of any kind beyond the reasonable control of such party (except financial inability) (each a “Force Majeure Event”), such party shall not be in default under this Lease and such inability or delay by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided, however, that nothing contained in this Section 33.12 shall (a) relieve Tenant from the obligation to timely pay Rent under this Lease, or (b) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease.

33.13 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition called for by this Lease, shall deliver to Landlord any keys to the Premises, or any other portion of the Project, and shall provide to Landlord the combination or code of locks on all safes, cabinets, vaults and security systems in the Premises. On or before the Expiration Date or earlier termination of this Lease, Tenant, at its cost and expense, shall remove all of its personal property from the Premises and repair all damage to the Project caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law. Notwithstanding anything to the contrary, except for Lines and Equipment (which shall be removed in accordance with Section 32 above), Tenant shall have no obligations to remove any improvements or Alterations made to the Premises that are not Specialty Improvements.

33.14 Name of Building; Address. Landlord shall have the right at any time and from time to time to select the name of the Project or the Building and to make a change or changes to the name(s). Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project and/or the Building as Landlord may desire in Landlord’s sole discretion. Tenant shall not refer to the Project or the Building by any name other than: (i) the names as selected by Landlord (as same may be changed from time to time), or (ii) the postal address approved by the United States Post Office. Tenant shall not use the name of the Project or the Building or use pictures or illustrations of the Project or the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

33.15 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

33.16 Survival of Obligations. The waivers of claims or rights, the releases and the obligations under this Lease to indemnify, protect, defend and hold harmless Landlord and other Indemnitees and Tenant shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements hereunder which by their terms or nature survive the expiration or earlier termination of this Lease.

33.17 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

33.18 Waiver of Trial By Jury; Waiver of Counterclaim. IN GRAFTON PARTNERS L.P. v. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, LANDLORD AND TENANT HEREBY WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, AND ANY SUCH COUNTERCLAIM SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

33.19 Consent to Venue. Tenant hereby waives any objection to venue in the City and County of San Francisco, and agrees and consents to the personal jurisdiction of the courts of the State of California with respect to any action or proceeding (i) brought by Landlord, Tenant or any other party, relating to (A) this Lease and/or any understandings or prior dealings between the parties hereto, or (B) the Premises, the Project, or any part thereof, or (ii) to which Landlord is a party.

33.20 Financial Statements. For purposes of Section 26.6 above, or in connection with Landlord’s sale or financing of the Building, and no more than once each calendar quarter, within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord, Tenant’s most recent prepared quarterly financial statements (including a balance sheet, statement of cash flows and profit and loss statement for the most recent prior fiscal year for which annual statements are available and financial statements for interim periods following the end of the last fiscal year for which annual statements are available), together with a certificate of Tenant’s auditor (or if audited financial statements are not available, then a certificate signed by an officer of Tenant) to the effect that such financial statements were prepared in accordance with GAAP and fairly present the financial condition and operations of Tenant for, and as of the end of, such fiscal year. In addition, for the purposes set forth above and no more than once each calendar quarter, within ten (10) days after Landlord’s request, Tenant shall provide Landlord with such other information as Landlord reasonably deems necessary to evaluate Tenant’s financial condition.

33.21 Subdivision; Future Ownership. Landlord reserves the right to subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon thirty (30) days prior written notice by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. In addition, if the Building or the Parking Facility, or other portions of the Project are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into agreements with such other owners to provide for (i) reciprocal rights of access and/or use, including in connection with repairs, maintenance, construction and/or excavation (ii) common management, operation, maintenance, improvement and/or repairs, and (iii) the allocation of operating expenses and taxes.

33.22 Modification of Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties. Should any Encumbrancer require a modification of this Lease, or should Landlord be advised by counsel that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then and in either such event, Tenant agrees that this Lease may be modified in writing by the parties as requested by the Encumbrancer or as may be required to avoid such characterization as unrelated business income, as the case may be, and Tenant agrees to reasonably cooperate with Landlord to execute whatever documents are reasonably required therefor; provided, however, that any such modification shall not increase any expense payable by Tenant hereunder or in any other way materially and adversely change the rights and obligations of Tenant hereunder.

33.23 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

33.24 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

33.25 Compliance with Anti-Terrorism Law. Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law, and that Tenant is not: (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person. If at any time any of the foregoing representations becomes false, it shall be considered a material default under this Lease.

33.26 First Source Hiring Program. The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18. The First Source Hiring Program (“FSHP”) is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs. Tenant acknowledges that its activities on the Premises may be subject to FSHP. Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

33.27 Bankruptcy of Tenant. For purposes of Section 365(f)(2)(B) of the Bankruptcy Code (11 U.S.C. §365(f)(2)(B)), the parties agree that the term “adequate assurance of future performance” with respect to any assumption or assignment of this Lease shall include, but not be limited to, the following:

(i) In order to ensure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s reasonable satisfaction, a Net Worth equal to the greater of (i) the Net Worth of Tenant at the time this Lease was executed, or (ii) a Net Worth consistent with the standards customarily applied by Landlord with respect to comparable tenancies in the Building.

(ii) Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business must be consistent with the Permitted Use specified in the Basic Lease Information.

(iii) At Landlord’s option, the proposed assignee must provide, in favor of Landlord, a letter of credit and/or a cash security deposit or other security for the performance of the obligations to be performed by Tenant or such assignee hereunder, equal to at least twelve (12) months’ Base Rent.

33.28 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

33.29 Access. Following the Commencement Date, Tenant shall have the right of ingress and egress to the Premises twenty-four (24) hours per day, seven (7) days per week except when and where Tenant’s right of access is specifically prevented as a result of (i) an emergency, (ii) Requirements, or (iii) a specific provision set forth in this Lease. At all such times, at least one (1) elevator servicing Tenant’s floors shall continue to be operational.

33.30 Counterparts. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

33.31 Business Days. In the event that the date for the performance of any covenant or obligation under this Lease shall fall on a non-Business Day, the date for performance thereof shall be extended to the next Business Day.

33.32 Certified Access Specialist. Tenant acknowledges that Landlord has not engaged a Certified Access Specialist, as such term is defined in California Civil Code Section 55.52, to inspect the Project.

33.33 Confidentiality. Except as expressly permitted in this Section 33.33, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose or use any Confidential Information (as defined below) of the other party to any third party. “Confidential Information” means information of a party if either: (a) it is disclosed by the party to the other party in writing, orally or by inspection of tangible objects and is conspicuously marked “Confidential”, “Proprietary” or the like; (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure; or (c) would reasonably be understood, given the nature of the information or the circumstances surrounding its disclosure, to be confidential. Notwithstanding the foregoing, all financial information of Tenant provided to Landlord under this Agreement will be considered the Confidential Information of Tenant. In addition, notwithstanding anything in this Lease to the contrary, the terms of this Lease (but not its mere existence) will be deemed Confidential Information of each party. Other than the terms and conditions of this Lease, information will not be deemed Confidential Information hereunder if such information: (i) is publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s competent files and records prior to the time of disclosure; (iv) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (v) is obtained by the receiving party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality. The terms and conditions of this Lease will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Section by a party. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Lease) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where: (A)the disclosure is required by Applicable Law or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (B) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (C) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors, or to Landlord’s mortgage lender and its counsel, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Lease, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure is bound by confidentiality obligations as restrictive as the terms herein; or (D) the disclosure is reasonably necessary for a party to conclude a business transaction provided that the party who receives the disclosure is bound by confidentiality obligations as restrictive as the terms herein. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Section 33.33 is kept confidential by the person receiving the disclosure. Without limiting the generality of this Section 33.33, neither party will, directly or indirectly issue any written press release regarding this Lease (except as required by Applicable Law), or use the other party’s name for any commercial purposes or use any of the other party’s trademarks, in each case, without the express prior written consent of the other party to be granted or withheld in such party’s sole and absolute discretion.

34. Intentionally omitted.

35. Intentionally omitted.

36. Intentionally omitted.

Signature Page Below

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

BIG DOG HOLDINGS LLC,
a Delaware limited liability company

By:	ZYNGA, INC.,
a Delaware corporation
its sole member

	By:	/s/ Michelle Quejado
Name: Michelle Quejado
Its: VP, Corporate Controller

TENANT:

IRHYTHM TECHNOLOGIES, INC.,
a Delaware corporation

By:	ZYNGA, INC.,
a Delaware corporation
its sole member

	By:	/s/ Matthew Garrett
Name: Matthew Garrett
Its: CFO

EXHIBIT A

FLOOR PLAN FOR THE PREMISES

A-1

EXHIBIT B

RULES AND REGULATIONS

1.	The Common Areas of the Project shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. Landlord shall in all cases retain the right to control and prevent access to the Common Areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Project, except in areas that Landlord may designate as “Common Areas” from time to time.

2.	No awning, canopy or other projection of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window coverings as are approved by Landlord shall be used in the Premises. Tenant shall not place any items within 18” of the interior glass window lines. Any film on windows between the Premises and Common Areas shall not be removed by Tenant without Landlord’s prior written consent. If film removal is approved by Landlord, then (i) only Building standard blinds may be used on windows that front common corridors, (ii) no window coverings may be installed on windows that front the atrium of the Building, and (iii) all areas within the Premises that are visible through affected windows shall be maintained by Tenant at all times in a neat and orderly condition.

3.	The Premises shall not be used for lodging or sleeping, nor shall cooking be done or permitted by Tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenant and its employees shall be permitted.

4.	Any person or persons employed by Tenant to do janitorial work shall be subject to and under the control and direction of the Project property manager while in the Project and outside the Premises.

5.	Landlord will furnish Tenant with two (2) keys to the Premises, free of charge. No additional locking devices shall be installed without the prior written consent of Landlord. Landlord may make reasonable charge for any additional lock or any bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Project and the Premises that shall have been furnished to Tenant, together with security codes for security systems installed by Tenant in accordance with the Lease.

6.	The freight elevator shall be available for use by Tenant, subject to such reasonable scheduling as Landlord shall deem appropriate. The persons employed by Tenant to move equipment or other items in or out of the Project must be reasonably acceptable to Landlord. Landlord shall have the right to reasonably prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Project. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight of such objects. All damage done to the Project by Tenant in moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

7.	Tenant shall not use or keep in the Premises or the Project any kerosene, gasoline or flammable or combustible fluid or materials or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Project. Except as set forth in the Lease, no other pets or animals shall be permitted in the Project or the Premises.

8.	In case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s reasonable opinion, Landlord reserves the right to prevent access to the Project during the continuance of same by such action as Landlord may deem appropriate, including closing entrances to the Project.

9.	The doors of the Premises shall be closed and securely locked at such time as Tenant’s employees leave the Premises.

10.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to same from Tenant’s misuse shall be paid for by Tenant.

11.	Except with the prior consent of Landlord, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any Common Area adjacent to the Premises for the sale of, newspapers, magazines, periodicals, theatre tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Project, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than the specifically provided for in the Lease.

12.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Project.

13.	Tenant shall not use in any space, or in the Common Areas of the Project, any handtrucks except those equipped with rubber tires and side guards or such other material handling-equipment as Landlord may approve. No bicycles, motorcycles, or other vehicles of any kind shall be brought by Tenant into the Project or kept in or about the Premises; except that motor vehicles may be parked at the Project by Tenant in accordance with the provisions of the Lease and bicycles may be parked in designated portions of the Common Areas.

14.	Tenant shall store all its trash and garbage within the Premises until daily removal of same by Tenant to such location in the Project as may be designated from time to time by Landlord. No material shall be placed in the Project trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Francisco without being in violation of any law or ordinance governing such disposal.

15.	All loading and unloading of merchandise, supplies, materials, garbage and refuse and delivery of same to the Premises shall be made only through such entryways and elevators and at such times as Landlord shall designate. In its use of the loading areas on the first basement floor, Tenant shall not obstruct or permit the obstruction of said loading areas, and at no time shall Tenant park vehicles therein except for loading and unloading.

16.	Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Project is prohibited and Tenant shall cooperate to prevent same.

17.	Tenant shall not permit the use or the operation of any coin operated machines on the Premises, including, without limitation, vending machines, video games, pinball machines, or pay telephones without the prior written consent of Landlord.

18.	Landlord may direct the use of all pest extermination and scavenger contractors at such intervals as Landlord may require.

19.	Tenant shall immediately, upon request from Landlord (which request need not be in writing), reduce its lighting in the Premises for temporary periods designated by Landlord, when required in Landlord’s judgment to prevent overloads of the mechanical or electrical systems of the Project.

20.	The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Project. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

21.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

22.	Wherever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant and other Tenant Parties.

23.	These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of premises in the Project.

24.	Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project, and for the preservation of good order therein.

25.	Tenant shall have the right to connect the telephone system in the Premises to the telephone cable distribution system serving the Project at the location of the telephone cable terminal on the floor on which the Premises are situated, provided that no connection shall be made and no work otherwise affecting the telephone cable terminal or distribution system shall be undertaken without reasonable prior notice to Landlord. Landlord or Landlord’s contractor with responsibility for maintenance of the telephone distribution system may require supervision of the connection by Landlord or the maintenance contractor, and may impose such other reasonable conditions as may be necessary to protect the telephone cable terminal or distribution system. Any damage to the telephone cable terminal or distribution system caused by the act or omission of Tenant shall be repaired at the expense of Tenant.

EXHIBIT C

CONFIRMATION OF LEASE DATES

THIS CONFIRMATION OF LEASE DATES is made this              day of                             , 20     between BIG DOG HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Office Lease dated the              day of                             , 2016, between the parties hereto (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord for the Term and upon the terms and conditions set forth therein certain premises located at 650 Townsend Street, San Francisco, California, said premises being more particularly designated in the Lease; and

WHEREAS, the parties hereto wish to confirm certain dates for purposes of the Lease.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. All terms used herein, as indicated by the initial capitalization thereof, shall have the same respective meanings designated for such terms in the Lease.

2. The Commencement Date shall mean                                 .

3. The Rent Commencement Date shall mean                                 .

4. Any work required to be performed by Landlord under the Lease has been completed in the manner required thereunder as of the Commencement Date.

Signature Page Follows

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Confirmation of Lease Dates to be executed as the day and year first above written.

LANDLORD:

BIG DOG HOLDINGS LLC,
a Delaware limited liability company

By:	ZYNGA, INC.,
a Delaware corporation
its sole member

By:
Name:
Its:

TENANT:

IRHYTHM TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Its:

C-2

EXHIBIT D

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _______________

ISSUE DATE: _______________

ISSUING BANK:
SILICON VALLEY BANK
3003 TASMAN DRIVE
2ND FLOOR, MAIL SORT HF210
SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

APPLICANT:

AMOUNT: US$________ (____________ AND XX/100 U.S. DOLLARS)

EXPIRATION DATE:

LOCATION: SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF              IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT STATING AS FOLLOWS:

“AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED BY                      AS TENANT UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN TENANT, AND                  AS LANDLORD. FURTHERMORE THIS IS TO CERTIFY THAT: (I) LANDLORD HAS GIVEN WRITTEN NOTICE TO TENANT TO CURE THE DEFAULT PURSUANT TO THE TERMS OF THE LEASE; (II) SUCH DEFAULT HAS NOT BEEN CURED UP TO THIS DATE OF DRAWING UNDER THIS LETTER OF CREDIT; AND (III) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT AND THAT LANDLORD WILL HOLD THE FUNDS DRAWN UNDER THIS LETTER OF CREDIT AS SECURITY DEPOSIT FOR TENANT OR APPLY SAID FUNDS TO TENANT’S OBLIGATION UNDER THE LEASE.”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS ORIGINAL LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST      DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                     . [OPTIONAL PARAGRAPH]

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “B” DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. [SELECT ONE: BENEFICIARY OR APPLICANT] SHALL PAY OUR TRANSFER FEE OF 1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE. [OPTIONAL PARAGRAPH]

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

DOCUMENTS MUST BE FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA CA 95054, ATTN: INTERNATIONAL DIVISION.

WE HEREBY AGREE WITH THE BENEFICIARY THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

EXHIBIT “A”

DATE: __________	REF. NO. _______________

    AT SIGHT OF THIS DRAFT

    PAY TO THE ORDER OF ____________________________________________ US$__________

    US DOLLARS _____________________________________________________________

    DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY

    LETTER OF CREDIT NUMBER NO. _____________________ DATED __________________

TO:	SILICON VALLEY BANK
3003 TASMAN DRIVE
	SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU HAVE QUESTIONS RELATED TO THIS STANDBY LETTER OF CREDIT PLEASE CONTACT US AT __________________.

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _______________________

EXHIBIT

TRANSFER FORM

DATE: ____________________

TO:	SILICON VALLEY BANK
	3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER OF CREDIT
	SANTA CLARA, CA 95054	NO. _____________ ISSUED BY
	ATTN: INTERNATIONAL DIVISION.	SILICON VALLEY BANK, SANTA CLARA
	STANDBY LETTERS OF CREDIT	L/C AMOUNT: ____________________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)